                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                          HORIZON/CMS HEALTHCARE CORPORATION
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /  $125 per  Exchange Act  Rules 0-11(c)(1)(ii),  14a-6(i)(1), 14a-6(i)(2)  or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee  computed  on   table  below   per  Exchange   Act  Rules   14a-6(i)(4)
     and 0-11.
     1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
     5) Total fee paid:
        ------------------------------------------------------------------------
/X/  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:
        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     3) Filing Party:
        ------------------------------------------------------------------------
     4) Date Filed:
        ------------------------------------------------------------------------

                       HORIZON/CMS HEALTHCARE CORPORATION
                    6001 INDIAN SCHOOL ROAD, N.E., SUITE 530
                         ALBUQUERQUE, NEW MEXICO 87110
                                 (505) 881-4961

August 15, 1996

TO OUR STOCKHOLDERS:

    You are cordially invited to attend the Annual Meeting of Stockholders of Horizon/CMS Healthcare Corporation ("Horizon" or the "Company") to be held in Albuquerque, New Mexico on Tuesday, September 10, 1996. The annual meeting will be held at the Albuquerque Marriott Hotel, 2102 Louisiana Avenue, N.E., Albuquerque, New Mexico 87110, at 1:30 p.m. (Albuquerque time).

    At the meeting, we will discuss the matters described in the attached Notice of Annual Meeting of Stockholders and Proxy Statement and we will provide an update on current Company activities. Also, stockholders will have an opportunity to present any questions concerning the Company.

    The enclosed Proxy Statement contains detailed information concerning the Annual Meeting. Please give this information careful consideration.

    Whether or not you plan to attend, it is important that your shares are represented at the Annual Meeting. ACCORDINGLY, PLEASE PROMPTLY COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

    I hope you will join us on September 10.

                                          Sincerely,

                                          /s/ Neal M. Elliott
                                          Neal M. Elliott
                                          CHAIRMAN OF THE BOARD,
                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER

                       HORIZON/CMS HEALTHCARE CORPORATION
                    6001 INDIAN SCHOOL ROAD, N.E., SUITE 530
                         ALBUQUERQUE, NEW MEXICO 87110
                                 (505) 881-4961
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                   TO BE HELD ON TUESDAY, SEPTEMBER 10, 1996

To the Stockholders:

    Notice is hereby given that the 1996 Annual Meeting of Stockholders (the "Annual Meeting") of Horizon/CMS Healthcare Corporation ("Horizon" or the "Company") will be held on Tuesday, September 10, 1996, at 1:30 p.m., local time, at the Albuquerque Marriott Hotel, 2102 Louisiana Avenue, N.E., Albuquerque, New Mexico 87110, for the following purposes:

    1. To amend the Company's Restated Certificate of Incorporation to (i) change the vote required to fill newly created directorships and vacancies on the Board of Directors, (ii) change the vote required to appoint and remove officers of the Company, and (iii) change the vote required to designate committees of the Board, remove committee members and fill vacancies on any committee of the Board;

    2. To elect three Class 3 Directors to serve until the 1999 Annual Meeting of Stockholders;

    3. To approve the Horizon/CMS Healthcare Corporation 1996 Employee Stock Purchase Plan;

    4. To ratify the appointment of Arthur Andersen LLP as independent auditors for the Company for the fiscal year ending May 31, 1997; and

    5. To transact such other business as may properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof.

    The Board of Directors of Horizon has fixed the close of business on August 12, 1996, as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting, and only stockholders of record at such time will be entitled to notice of and to vote at the Annual Meeting. A complete list of Horizon stockholders entitled to vote at the Annual Meeting will be available for examination during ordinary business hours at the principal offices of Horizon, 6001 Indian School Road, N.E., Suite 530, Albuquerque, New Mexico 87110, for ten days prior to the Annual Meeting. The list will also be available for inspection by stockholders at and during the time of the Annual Meeting.

    A form of Proxy and a Proxy Statement containing more detailed information with respect to the matters to be considered at the Annual Meeting accompany this notice. You are cordially invited to attend the Annual Meeting in person, but if you are unable to do so, please complete, sign, date and promptly return the enclosed Proxy in the enclosed, pre-addressed, postage-paid envelope. If you attend the Annual Meeting and desire to revoke your Proxy and vote in person you may do so. In any event, a Proxy may be revoked at any time before it is voted. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE IN FAVOR OF EACH OF THE ABOVE PROPOSALS.

    IN ORDER TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND MAIL PROMPTLY THE ENCLOSED PROXY, WHICH IS BEING
SOLICITED BY THE BOARD OF DIRECTORS, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. ENCLOSED FOR THAT PURPOSE IS AN ADDRESSED RETURN ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                                         By Order of the Board of Directors,

                                         /s/ Scot Sauder
                                         Scot Sauder
                                         SECRETARY

Albuquerque, New Mexico
August 15, 1996

                       HORIZON/CMS HEALTHCARE CORPORATION
                    6001 INDIAN SCHOOL ROAD, N.E., SUITE 530
                         ALBUQUERQUE, NEW MEXICO 87110
                                 (505) 881-4961
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

                              GENERAL INFORMATION

    The enclosed proxy is solicited by and on behalf of the Board of Directors (the "Board of Directors" or the "Board") of Horizon/CMS Healthcare Corporation ("Horizon" or the "Company") for use at the 1996 Annual Meeting of Stockholders (the "Annual Meeting") to be held on Tuesday, September 10, 1996, at 1:30 p.m., local time, at the Albuquerque Marriott Hotel, 2102 Louisiana Avenue, N.E., Albuquerque, New Mexico 87110, or at any adjournment(s) or postponement(s) thereof.

    The Company's annual report to stockholders and Annual Report on Form 10-K for the year ended May 31, 1996, including financial statements, are being mailed herewith to all stockholders entitled to vote at the Annual Meeting. The annual report to stockholders and such Form 10-K do not constitute a part of the proxy soliciting material. On or about August 15, 1996, a copy of this Proxy Statement and a form of Proxy will first be mailed to stockholders of record on or about August 16, 1996.

RECORD DATE; SHARES ENTITLED TO VOTE

    The Board of Directors has fixed the close of business on August 12, 1996 as the record date for determining the holders of outstanding shares of the Company's Common Stock, par value $.001 per share ("Common Stock"), entitled to notice of and to vote at the Annual Meeting, or at any adjournment(s) or postponement(s) thereof. As of August 12, 1996, there were 52,145,265 shares of Common Stock outstanding, each share of which is entitled to one vote. The Common Stock is the only class of outstanding securities of the Company entitled to notice of and to vote at the Annual Meeting.

SOLICITATION OF PROXIES

    The cost of soliciting proxies will be borne by the Company. Proxies may be solicited by mail, telecopy, telegraph or telex, or by directors, officers and regular employees of the Company in person or by telephone. The Company has retained Georgeson & Company Inc. to assist in the solicitation of proxies at a cost of approximately $10,000, plus out-of-pocket expenses. The Company will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding soliciting material to the beneficial owners of Common Stock.

REVOCATION AND VOTING OF PROXIES

    Any stockholder giving a proxy may revoke it at any time by delivering written notice of such revocation to the Secretary of the Company before such proxy is voted, by a written revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person. Otherwise, if received in time, properly completed proxies will be voted at the Annual Meeting in accordance with the instructions specified thereon. Unless otherwise instructed or unless authority to vote is withheld, proxies will be voted "FOR" the amendments to the Restated Certificate of Incorporation, "FOR" the election of the nominees to the Board, "FOR" the adoption of the Horizon/CMS Healthcare Corporation 1996 Employee Stock Purchase Plan, "FOR" ratification of the appointment of Arthur Andersen LLP and, in accordance with the judgment of the persons named in the proxy, on such other matters as may properly come before such meeting or any adjournment(s) or postponement(s) thereof.

    Votes cast at the Annual Meeting will be tabulated by persons duly appointed to act as inspectors of election. The inspectors of election for the Annual Meeting will treat shares represented by a properly signed and returned proxy as present at the Annual Meeting for purposes of determining a quorum, without regard to whether the proxy is marked as voting or abstaining. Likewise, the inspectors of election will treat shares represented by "broker non-votes" as present for purposes of determining a quorum. "Broker non-votes" occur with respect to a proxy representing shares held in record name by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote and the broker or nominee does not have discretionary voting power under applicable national securities exchange rules or the instrument under which it serves in such capacity and (ii) the record holder has indicated on the proxy card or has otherwise notified Horizon that it does not have authority to vote such shares on that matter.

      PROPOSAL 1 -- APPROVE THE AMENDMENTS TO THE RESTATED CERTIFICATE OF
       INCORPORATION CHANGING (I) THE VOTE REQUIRED TO FILL NEWLY CREATED DIRECTORSHIPS AND BOARD VACANCIES, (II) THE VOTE REQUIRED TO APPOINT AND REMOVE OFFICERS OF THE COMPANY, AND (III) THE VOTE REQUIRED TO DESIGNATE COMMITTEES OF THE BOARD, REMOVE COMMITTEE MEMBERS AND FILL ANY VACANCIES
                           ON COMMITTEES OF THE BOARD

    The Board of Directors has adopted amendments to the Restated Certificate of Incorporation of the Company, as amended (the "Restated Certificate of Incorporation"), to (i) change the vote required to fill newly created directorships and vacancies on the Board of Directors, (ii) change the vote required to appoint and remove officers of the Company, and (iii) change the vote required to designate committees of the Board, remove committee members and fill vacancies on any committee of the Board (the "Charter Amendments") and has recommended that the stockholders of the Company approve such Charter Amendments. To this end, the Board of Directors has adopted and recommends that the stockholders approve the following resolutions:

        RESOLVED, that Section 3(A) of Article VI of the Restated Certificate of Incorporation of the Company is hereby amended in its entirety to read as follows:

           "3. (A) Newly created directorships resulting from any increase in the authorized number of directors and any vacancies in the Board of Directors resulting from the death, resignation, retirement, disqualification or other removal of a director from office may be filled by the affirmative vote of a majority of the directors then in office, although less than a quorum. Each director so chosen shall be designated as either a Class 1, Class 2, or Class 3 director and the term of office of such director shall expire at the next annual meeting of stockholders at which the term of the class to which such director has been elected expires."

        RESOLVED, that Section 3 of the Article VII of the Restated Certificate of Incorporation of the Company is hereby amended in its entirety to read as follows:

           "3. The directors shall by a vote of a majority of the directors then in office at any regular or special meeting of the Board of Directors called for that purpose, appoint such officers as the directors from time to time deem appropriate. The duties of the officers of the corporation shall be the duties usually pertaining to such offices, as well as the duties prescribed from time to time by the Board of Directors, by a vote of a majority of the directors then in office at any regular or special meeting of the Board of Directors called for that purpose. The Board of Directors may remove any officer, at any time, with or without cause, only by a vote of a majority of the directors then in office at any regular or special meeting of the Board of Directors called for that purpose."

        RESOLVED, that Section 4 of Article VII of the Restated Certificate of Incorporation of the Company is hereby amended in its entirety to read as follows:

           "4. The Board of Directors may, by resolution passed by a majority of the directors then in office, designate one or more committees, each committee to consist of one or more of the directors of the corporation, to exercise such powers and authority of the Board of Directors in the management of the business and affairs of the corporation as the directors may authorize in such resolution; provided, however, that no such committee shall have any power or authority to amend this Amended and Restated Certificate of Incorporation, to recommend to the stockholders a merger, consolidation or dissolution of this corporation or a sale, lease or exchange of all or substantially all of the corporation's assets or any amendment to the bylaws of this corporation, or to declare a dividend. The Board of Directors may by the affirmative vote of a majority of the directors then in office, fill any vacancies on any committee or remove any member thereof, either with or without cause, at any time."

    As currently in effect, (i) Section 3(A) of Article VI of the Restated Certificate of Incorporation requires the approval of 80% of the directors then in office to fill newly created directorships and any vacancies, (ii) Section 3 of Article VII of the Restated Certificate of Incorporation requires the approval of 80% of the directors then in office to appoint and remove officers, and (iii) Section 4 of Article VII of the Restated Certificate of Incorporation requires the approval of 80% of the directors then in office to designate a committee of the Board, remove committee members and fill vacancies of committees.

    In each case where the current provisions described above require the vote of a number of directors equal to a percentage of the then authorized number of directors, the Charter Amendments would change such requirements to a number of directors equal to a majority of the directors then in office. The Charter Amendments would also reduce the vote required to fill newly created directorships and vacancies from 80% of the directors then in office to a majority of the directors then in office.

    The existing super-majority voting requirements are uncommon and exceed the requirements of the Delaware General Corporation Law. Under the current provisions, if several directors resign or retire unexpectedly or die, the Board may be precluded from electing new officers, designating committees, appointing additional directors to serve on committees or filling any committee vacancies. The Charter Amendments will prevent such a situation from occurring and help to ensure that the Board will be able, if a majority of its members so desire, to expediently carry out its basic management functions without procedural delay or interruption. The Board of Directors also believes that the Charter Amendments will give the Board greater flexibility and allow it to more effectively and efficiently address corporate governance issues.

    The affirmative vote of the holders of at least 66 2/3% of the outstanding shares of Common Stock entitled to vote at the Annual Meeting is required to approve the Charter Amendments.

    THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL OF THE CHARTER AMENDMENTS.

                      PROPOSAL 2 -- ELECTION OF DIRECTORS

    Three Class 3 Directors are nominated for election at the Annual Meeting. The Company's Restated Certificate of Incorporation divides the Board of Directors into three classes, designated as Classes 1, 2 and 3, the terms of office of which are currently scheduled to expire on the dates of the Company's Annual Meetings of Stockholders in 1997, 1998 and 1996, respectively. Each class is required to be as nearly equal in number of directors as possible.

    Charles K. Bradford, Ronald N. Riner, M.D., and Ernest A. Schofield have been nominated for election to serve in Class 3 and, if elected, will serve until the Company's 1999 Annual Meeting of Stockholders and until their respective successors have been elected and qualified. Messrs. Bradford, Riner and Schofield each currently serves as a Class 3 director of the Company.

    The remaining six directors named below will not be required to stand for election at the Annual Meeting because their present terms expire in 1997 or 1998.

    A plurality of the votes cast in person or by proxy by the holders of Common Stock is required to elect a director. Accordingly, abstentions and "broker non-votes" will have no effect on the outcome of the election assuming a quorum is present or represented by Proxy at the Annual Meeting. Stockholders may not cumulate their votes in the election of directors. Unless otherwise instructed or unless authority to vote is withheld, the enclosed Proxy will be voted "FOR" the election of the nominees listed below. Although the Board of Directors does not contemplate that any of the nominees will be unable to serve, if such a situation arises prior to the Annual Meeting, the persons named in the enclosed Proxy will vote for the election of such other person(s) as may be nominated by the Board of Directors.

    THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE ELECTION OF THE NOMINEES.

    The following table sets forth the names, ages and principal occupations of the nominees and directors and the length of continuous service as a director of the Company. Unless otherwise noted, nominees currently serve as directors in the same class to which they are being nominated.

           NOMINEES                                 PRINCIPAL OCCUPATION                                   DIRECTOR
        AND DIRECTORS                                AND DIRECTORSHIPS                           AGE        SINCE
- ------------------------------  ------------------------------------------------------------  ---------  ------------
CLASS 3 NOMINEES
Charles K. Bradford...........  Vice President and Regional Manager for                              62     July 1996
                                 Cain Bros. in Chicago, Illinois; Director
                                 of the Company
Ronald N. Riner, M.D. ........  President, The Riner Group, Inc., in St. Louis, Missouri;            47     July 1996
                                 Director of the Company
Ernest A. Schofield...........  Senior Vice President, Treasurer and Chief Financial                 38     July 1996
                                 Officer; Director of the Company
CLASS 1 DIRECTORS
Charles H. Gonzales...........  Senior Vice President of Subsidiary Operations                       40          1992
                                 of the Company; Director of the Company
Frank M. McCord...............  Chairman and Chief Executive Officer,                                66          1986
                                 Cascade Savings Bank in Everett,
                                 Washington; Director of the Company
Maria Pappas..................  Cook County Commissioner in Chicago, Illinois;                       47     July 1996
                                 Director of the Company
CLASS 2 DIRECTORS
Neal M. Elliott...............  President, Chief Executive Officer and Chairman                      56          1986
                                 of the Board of Directors of the Company
Michael A. Jeffries...........  Senior Vice President -- Operations and                              46          1992
                                 Director of the Company
Raymond N. Noveck.............  President, Strategic Systems, Inc. in Waltham,                       53          1987
                                 Massachusetts; Director of the Company

    CHARLES K. BRADFORD, a certified public accountant, has served since 1993 as the Vice President and Regional Manager for Cain Brothers, a private investment banking and financial advisory firm that serves the health care industry. He became a Director of the Company in July 1996. Prior to joining Cain Brothers, he served as National, and then, International Director of the health care practice of Arthur Andersen LLP. Mr. Bradford is a member of several health care associations and has served on the Health Care Committee of the American Institute of Certified Public Accountants, the American Hospital Association Council on Finance and the Hospital Financial Management Association Principles and Practices Board. Mr. Bradford is the co-author of a book published by the American Hospital Association entitled MONITORING THE HOSPITAL'S FINANCIAL HEALTH.

    NEAL M. ELLIOTT, the Company's President, Chief Executive Officer and Chairman of the Board, has served in those capacities since July 1986. Mr. Elliott, a certified public accountant, worked for Price Waterhouse & Co. prior to joining The Hillhaven Corporation ("Hillhaven") as Controller in 1969. In 1970, Mr. Elliott became Vice President of Finance for Hillhaven and served as such until 1984. From 1984 to 1986, Mr. Elliott served as President of the long-term care group of National Medical Enterprises, Inc., a health care company then affiliated with Hillhaven. Mr. Elliott is a director of LTC

Properties, Inc., a real estate investment trust which invests in health care related real estate including health care related real estate as to which the Company is a lessee or a borrower. Mr. Elliott is also a Trustee of the Baron Asset Fund.

    CHARLES H. GONZALES, the Company's Senior Vice President -- Subsidiary Operations has served in such position since January 1992. He became a Director of the Company in January 1992. From September 1986 to January 1992, Mr. Gonzales, a certified public accountant, served as Senior Vice President of Government Programs for the Company. In July 1995, after completion of the Company's merger transaction with Continental Medical Systems, Inc. ("CMS"), he became the Chief Executive Officer of the Company's Contract Therapy Division. From June 1984 to September 1986, Mr. Gonzales was National Director of Reimbursement for Hillhaven.

    MICHAEL A. JEFFRIES, the Company's Senior Vice President of Operations, has served the Company in such position since June 1989. He became a Director of the Company in January 1992. Mr. Jeffries has 15 years of experience in the long-term health care field. From 1984 to 1989, he served as Senior Vice President of Operations for the Central Division of Beverly Enterprises, Inc., an operator of long-term health care facilities. From 1983 to 1984 Mr. Jeffries, a certified public accountant, held the positions of Vice President of Operations and Assistant to the President of Beverly Enterprises, Inc.

    FRANK M. MCCORD is the Chairman and Chief Executive Officer of Cascade Savings Bank in Everett, Washington, a position he has held since March 1990. From 1987 until that date, Mr. McCord served such bank as a member of the Board of Directors and the Executive, Loan and Audit Committees. From 1956 to 1986, Mr. McCord, a certified public accountant, held various positions with KPMG Peat Marwick. Mr. McCord became a partner with KPMG Peat Marwick in 1965 and served as the managing partner of its Seattle, Washington office until 1986. He became a Director of the Company in October 1986.

    RAYMOND N. NOVECK, a certified public accountant, has served as the President of Strategic Systems, Inc., a provider of audiotex health and medical information since January 1990. He became a Director of the Company in July 1987. From July 1989 through December 1989, Mr. Noveck was Senior Vice President of Kimberly Quality Care, a provider of home health care, temporary nursing personnel and related medical services. Prior to that, he was Executive Vice President of Lifetime Corporation, a home health care company, from June 1987 through July 1989.

    MARIA PAPPAS, a Ph.D. in Counseling and Psychology and an attorney, serves as a Cook County Commissioner in the State of Illinois. Ms. Pappas is currently the chair of the Law Enforcement Committee of the Cook County Commissioners. She became a Director of the Company in July 1996. Prior to becoming a Commissioner in November 1990, Ms. Pappas held teaching positions as a professor of Counseling and Psychology at Loyola and DePaul Universities, respectively, and at educational centers in Israel, Holland, Greece, Switzerland, England and Austria. She has also served as a member of the Illinois Supreme Court Special Committee on the Administration of Justice.

    RONALD N. RINER, M.D., a physician specializing in cardio vascular disease, serves as the President of The Riner Group, Inc., a professional advisory and consulting company providing services to the medical, business, investment and scientific communities on issues concerning health care management, clinical practice management, risk management, strategic planning, clinical trials and medical device development. He has served in this capacity since 1981. He became a Director of the Company in July 1996. Dr. Riner has also served as Vice President of Medical Affairs at the Daughters of Charity National Health System in St. Louis, Missouri.

    ERNEST A. SCHOFIELD, the Company's Senior Vice President, Treasurer, and Chief Financial Officer, has been with the Company since July 1987. From July 1987 to April 1988, he served as a reimbursement analyst for the Company, from April 1988 to May 1989, he served as Assistant Controller, from May 1989 to November 1990, he served as Vice President and Controller of the Company, and from November 1990 to August 1994 he served as Vice President of Finance. He assumed his present position in September 1994. Prior to joining the Company, Mr. Schofield, a certified public accountant, held various positions in public accounting with Fox & Company and as a partner with Olivas & Company (certified public accounting firms). He became a director of the Company in July 1996.

SECURITY OWNERSHIP OF DIRECTORS, MANAGEMENT AND PRINCIPAL STOCKHOLDERS

    The following table sets forth at July 31, 1996 certain information with respect to the beneficial ownership of Common Stock by all directors, nominees, each of the Named Officers in the Summary Compensation Table below and directors, nominees and executive officers of the Company as a group. At July 31, 1996, there were 52,126,842 shares of Common Stock outstanding. The Company is not aware of any other person that owns in excess of five percent of the outstanding shares of Common Stock.

                                                                                                 COMMON STOCK
                                                                                            BENEFICIALLY OWNED(1)
                                                                                       --------------------------------
                                                                                            NUMBER             PERCENT
                                                                                           OF SHARES           OF CLASS
                                                                                       -----------------       --------
NON-EMPLOYEE DIRECTORS AND NOMINEES:
  Frank M. McCord....................................................................     26,745(2)              *
  Raymond N. Noveck..................................................................     70,568(3)              *
  Charles K. Bradford................................................................     --                     --
  Maria Pappas.......................................................................     11,000(4)              *
  Ronald N. Riner, M.D. .............................................................     --                     --

NAMED OFFICERS AND EMPLOYEE DIRECTORS AND NOMINEES:
  Neal M. Elliott....................................................................  1,584,878(5)(6)           3.02%
  Michael A. Jeffries................................................................     51,718(7)              *
  Charles H. Gonzales................................................................     89,870(6)(8)           *
  Ernest A. Schofield................................................................     38,397(9)              *
  Klemett L. Belt, Jr. ..............................................................    347,981                 *
  Robert A. Ortenzio.................................................................    580,819(10)             1.10%

DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS AS A GROUP
 (10 PERSONS)........................................................................  2,801,976(11)             5.26%

- ------------------------
*   Less than 1%.

(1) Under the regulations of the Securities and Exchange Commission (the "SEC"), shares are deemed to be "beneficially owned" by a person if he directly or indirectly has or shares the power to vote or dispose of such shares, whether or not he has any pecuniary interest in such shares, or if he has the right to acquire the power to vote or dispose of such shares within 60 days, including the right to acquire such power through the exercise of any option, warrant or right. Except where otherwise noted, each person included in the table has sole voting and investment power with respect to the shares beneficially owned.

(2) Includes 4,400 shares held by Mr. McCord's wife and 10,668 shares that may be acquired within 60 days upon the exercise of stock options.

(3) Includes 20,668 shares that may be acquired within 60 days upon the exercise of stock options.

(4) Includes 11,000 shares held by Ms. Pappas and her husband in a pension plan.

(5) Includes 433,334 shares that may be acquired within 60 days upon the exercise of stock options.

(6) Excludes 36,364 shares held by Schlegel peopleCare Heritage Horizon Foundation, of which Messrs. Elliott and Gonzales serve as directors.

(7) Includes 51,668 shares that may be acquired within 60 days upon the exercise of stock options and 50 shares held by Mr. Jeffries' step-daughter.

(8) Includes 89,870 shares that may be acquired within 60 days upon exercise of stock options.

(9) Includes 38,257 shares that may be acquired within 60 days upon exercise of stock options.

(10) Includes 471,979 shares that may be acquired within 60 days upon exercise of stock options.

(11) Includes 1,116,444 shares that may be acquired within 60 days upon the exercise of stock options.

DIRECTORS' MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

    The Board of Directors held eight meetings during fiscal 1996. Each director attended at least 75% of the total meetings of the Board of Directors and any committee on which such director served.

    The Company had the following standing committees during fiscal 1996:

    AUDIT COMMITTEE. The Audit Committee met three times during fiscal 1996 and consisted of Mr. Frank McCord and former directors Gerard M. Martin and LeRoy S. Zimmerman. In July 1995, Mr. Zimmerman replaced Mr. Noveck on the Audit Committee. The Audit Committee recommends to the Board of Directors the appointment of the Company's independent auditors, reviews with the independent auditors the general scope of their audit, reviews proposed audit fees, supervises audit related matters, reviews fiscal year-end audit results and reviews internal financial controls of the Company.

    COMPENSATION/STOCK OPTION COMMITTEE. The Compensation/Stock Option Committee met twice during fiscal 1996 and consisted of Mr. Frank McCord and former directors Russell L. Carson, Barry Portnoy and Bryan Cressey. In March 1996, Mr. Noveck replaced Mr. Carson on the Compensation/ Stock Option
Committee. Each year, the Compensation/Stock Option Committee reviews the Company's compensation program and policies for its executive officers and recommends and approves the compensation of executive officers. In addition, the Compensation/Stock Option Committee administers the Company's various employee stock option plans and the Company's Employee Stock Purchase Plan and approves the granting of options thereunder.

    EXECUTIVE COMMITTEE. During fiscal 1996, the Executive Committee consisted of Mr. Neal Elliott, Mr. Noveck, former director Rocco A. Ortenzio and former officers and directors Robert A. Ortenzio and Klemett L. Belt, Jr. The Executive Committee has the authority to approve acquisitions and dispositions within certain limitations and to perform such other duties as designated by the Board.

    There is no standing nominating committee of the Board of Directors of the Company.

COMPENSATION/STOCK OPTION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Prior to the consummation of the Horizon merger with Greenery in fiscal year 1994, Greenery sold to Health and Retirement Properties Trust, formerly known as Health and Rehabilitation Properties Trust ("HRP") for cash the leasehold improvements of three Greenery facilities in Connecticut that Horizon determined not to operate on a long-term basis. Horizon agreed to manage these facilities for a specified period on behalf of Connecticut Subacute Corporation II ("Tenant"), an entity wholly-owned by former directors Gerard M. Martin and Barry M. Portnoy. Messrs. Martin and Portnoy resigned as directors of the Company in June 1996. HRP leases these previous Greenery facilities to Tenant. Horizon continues to manage these facilities for Tenant for a management fee equal to 7% of net patient revenues for a period that will extend for up to five years from the date of the merger, subject to the Tenant's right to terminate upon certain conditions. The management fee was negotiated at arms' length, and Horizon believes that the amount of the fee is competitive with prevailing market rates based upon the management obligations involved. Under the terms of the agreement with HRP, Horizon guarantees Tenant's lease obligations under the leases and provides Tenant the working capital reasonably required for the operation of such facilities, including operating deficits, should they occur. For the fiscal year ended May 31, 1996, Horizon made working capital advances of approximately $4.9 million and was paid a management fee of approximately $0.8 million by Tenant.

    As previously disclosed to stockholders, in connection with the consummation of the Greenery merger, the Company leased from HRP, a real estate investment trust, of which former directors Portnoy and Martin serve as trustees, five facilities located in Massachusetts and one in Pennsylvania, and HRP holds purchase money indebtedness of approximately $9.4 million on two facilities located in Michigan. HRP granted to the Company options to purchase any or all of the leased facilities, which may be exercised at a rate of not more than one facility in any twelve-month period, commencing on January 1, 1994 and continuing through December 31, 2003. On December 31, 1995, the Company exercised its option to purchase its leased facility in Slidell, Louisiana for the option price of $24.5 million. The Company paid HRP $5 million in cash and HRP provided ten-year purchase money financing of $19.5 million, bearing interest at an annual rate of 11% per annum.

    In connection with the Greenery merger and as previously disclosed to stockholders, B&G Partners Limited Partnership ("B&G"), an entity owned and/or controlled by former directors Martin and Portnoy, made and delivered to the Company, as successor to Greenery, its promissory note in the original principal amount of $20 million (the "B&G Note") in exchange for certain non-operating assets of Greenery. Interest accrues on the B&G Note at the lesser of 8% or 2.25% over the 6-month London Inter-Bank Offered Rate. Interest is payable semi-annually. One-half of the payment of the B&G Note is guaranteed by each of Mr. Martin and Mr. Portnoy. The balance of the B&G Note as of August 10, 1995 was approximately $10,653,000. During fiscal 1996, Messrs. Portnoy and Martin paid approximately $852,000 in interest payments on the B&G Note in cash.

    Effective at the time of the merger with Greenery, the Company entered into a consulting agreement with Mr. Martin. Under the terms of the consulting agreement, Mr. Martin will serve as a consultant to the Company for a term of seven years, which began on February 11, 1994, the effective date of the merger. Mr. Martin's initial responsibilities have included consulting with the Company's senior management regarding the businesses and operations of Greenery. The Company will pay Mr. Martin for his consulting services during the term of the agreement at an annual rate of $175,000. Unless the consulting agreement is terminated as provided for therein, Mr. Martin's compensation thereunder will continue for the full term of the agreement notwithstanding his earlier death or disability. Mr. Martin is required under the terms of the agreement to devote up to 25% of his business time to his duties under the consulting agreement. He may without restriction participate in the business activities of HRP and its affiliates and he may pursue other business activities and opportunities unless those business activities and opportunities would be directly and materially detrimental to the businesses formerly operated by Greenery. In addition, until February 11, 1997, Mr. Martin is obligated under the consulting agreement not to initiate or expand any traumatic brain injury rehabilitation business, upon certain terms and conditions and subject to certain exceptions. Mr. Martin may terminate the consulting agreement at any time and the Company may terminate Mr. Martin's engagement for cause (as defined). In the event of any such termination by Mr. Martin or the Company, the Company will be obligated to pay Mr. Martin all accrued and unpaid compensation due under the consulting agreement, on a prorated basis, and all unreimbursed expenses and other amounts payable to Mr. Martin pursuant to the terms and conditions of any health insurance programs, disability plans and deferred compensation plans of the Company in which Mr. Martin is entitled to participate.

CERTAIN TRANSACTIONS AND OTHER MATTERS

    As previously disclosed to stockholders, on October 11, 1993, Albuquerque Centre Ltd., Co., a New Mexico limited liability company ("Albuquerque Centre"), bought the Albuquerque Centre Building in which Horizon leases space for its corporate offices. The members of Albuquerque Centre are Klemett L. Belt, Jr., formerly Executive Vice President of Horizon, and his wife (together, 30.67%
interest), Charles H. Gonzales, Senior Vice President of Horizon (5.34% interest), the adult children of Neal M. Elliott, Chairman and Chief Executive Officer of Horizon (33.33% interest), and two unrelated parties (together, 30.67% interest).

    At the time of purchase of the Albuquerque Centre Building, the previous owner assigned, as with all other leases, Horizon's lease to Albuquerque Centre. In turn, Albuquerque Centre assumed the previous owner's duties under Horizon's lease. Effective June 1, 1994, the Board of Directors of the Company authorized the Company to enter into a new office building lease with Albuquerque Centre (the "Office Lease"). From time to time the Company has continued to increase the amount of office space it leases from Albuquerque Centre. Thus, the Company now leases approximately 48,100 square feet, or about 63% of the net rentable space in the Albuquerque Centre Building. During fiscal 1996, the Company paid Albuquerque Centre approximately $781,745 in rental payments.

    On December 30, 1994, the Board of Directors of the Company approved the Company's purchase of usage of a Cessna/Citation III aircraft from AMI Aviation II, L.L.C., a Delaware limited liability company ("AMI II"). Neal M. Elliott owns 99% of the membership interests of AMI II. Under the aircraft usage agreement, the Company will purchase a minimum of 30 hours usage per month for $44,600 per month for a five year period, and will pay $1,500 per hour for usage over 30 hours in a month plus a monthly maintenance reserve of $250 per hour of usage. During fiscal 1996, the Company paid AMI II $546,000 for such usage. The Company believes that the amounts payable under this agreement are comparable to those it would pay to other third party vendors of similar aircraft services.

    The Company leases approximately 40,000 square feet of office and clinic space located in and around Mechanicsburg, Pennsylvania under leases with various partnerships (the "Office Leases"). The annual rent under the Office
Leases is approximately $427,000 per year, payable in equal monthly installments. Rocco A. Ortenzio, Robert A. Ortenzio and other members of their families are partners in all of these partnerships (the "Ortenzio Family Partnerships"). The Company was advised that the Ortenzio Family Partnerships disposed of their interests in these properties in October 1995 to an unrelated third party. Thus, during fiscal 1996 the Company paid $127,340 in rent to the Ortenzio Family Partnerships and the balance to the unrelated third party.

    Former Director Rocco Ortenzio agreed to become a director and Vice Chairman of Horizon's Board of Directors following the merger with CMS, and to provide consulting services to Horizon on an hourly basis at a rate of $300 per hour. See "-- Employment and Consulting Agreements." On November 9, 1995, Mr. Rocco Ortenzio resigned as a Director of the Company. Mr. Rocco Ortenzio's employment agreement with CMS, under which he agreed to serve as CMS's Chairman and Chief Executive Officer, provided for a base salary of $400,000 per year and also provided for additional bonus compensation of 3% of CMS's consolidated pre-tax income (excluding extraordinary gains, losses or charges) in excess of $2.5 million per fiscal year. Pursuant to such agreement, if a "change in control" of CMS occurred and within one year thereafter Mr. Ortenzio's services were terminated for any reason other than for "cause" or if he terminated his employment for "good reason" (as these terms are defined in his employment agreement), his bonus payments would continue until December 31, 1998, the remainder of the contract term, and CMS would also be obligated to pay him an amount equal to his cash compensation for the preceding three years or, if less, three times his average annual cash compensation for the five fiscal years prior to the change in control. The merger constituted a change in control for purposes of this employment agreement.

    In evaluating the merger with CMS, Horizon's Board of Directors recognized that Mr. Rocco Ortenzio's bonus arrangement would, following such merger, require that CMS's current operations continue to be accounted for separately, which would be impractical in light of the companies' plans to realize many of the significant opportunities presented by the merger by combining certain aspects of their respective businesses. Accordingly, in order to remove the impediment that these contractual obligations might otherwise have on future operations, Mr. Ortenzio agreed on the value to be ascribed to the provisions relating to the termination without cause of his employment arrangements with CMS, including the bonus, in connection with the merger. Pursuant to the terms of such agreement, Rocco A. Ortenzio ceased to be an employee of CMS upon the consummation of the merger and received $3.7 million in satisfaction of the change in control provisions described above and also received $11.6 million in consideration for his execution of a non-compete agreement and in lieu of bonus rights for periods after the merger. In addition, pursuant to his employment arrangements with CMS, Rocco A. Ortenzio's outstanding unvested options to purchase 800,000 shares of CMS's common stock (which, by virtue of the merger with CMS, converted into options to purchase 431,760 shares of Common Stock) became fully vested. The existing term life insurance policy covering Mr. Ortenzio's life was also converted into a whole life policy pursuant to a split-dollar arrangement with CMS in consideration for Mr. Ortenzio entering into the non-compete agreement described above. During fiscal 1996, Horizon advanced $750,000 in connection with this arrangement. See "-- Employment and Consulting Agreements."

    Horizon has agreed to indemnify Mr. Rocco Ortenzio for any taxes, interest and penalties resulting from a determination that any of the above described payments to him constitute an "excess parachute payment" for purposes of Section 280G and Section 4999 of the Internal Revenue Code of 1986, as amended.

    In December 1992, CMS loaned Rocco A. Ortenzio $2,362,500 to fund the exercise of stock options and $2,185,787 to fund the payment of federal withholding taxes in connection with such option exercises. Also in December 1992, CMS loaned Robert A. Ortenzio $529,791 to fund the payment of federal withholding taxes in connection with the exercise of stock options. All of the above loans bear interest at the applicable federal rate, as adjusted every six months, and are payable on demand or, if earlier, upon the sale of CMS stock (Common Stock, as a result of the merger with CMS) acquired upon exercise of the options to which the loans relate. As of July 31, 1996, no principal payments had been made on the loans. The tax loans relating to options exercised under the CMS 1986 Stock Option Plan are authorized under that plan. The remaining loans were authorized by the CMS Board as an inducement for Rocco A. Ortenzio to exercise his non-qualified options during calendar year 1992 so Rocco A. Ortenzio and CMS could avoid possible adverse tax consequences relating to such option exercises under proposed tax legislation contemplated at the time for adoption in calendar year 1993.

    In April 1994, the Company acquired Advanced Clinical Technology, Inc., formerly known as Advanced Cardiovascular Technology, Inc. ("ACT"). Prior to such acquisition, Klemett L. Belt, Jr., formerly the Executive Vice President and a Director of the Company, had loaned ACT approximately $400,000, which was evidenced by a convertible subordinated debenture, and held an option, expiring in 1996, to acquire an additional 25% ownership interest in ACT for a purchase price of $1,300,000. Upon the closing of the acquisition of ACT, Horizon funded ACT with sufficient amounts to allow ACT to pay in full to Mr. Belt the $400,000 and Horizon purchased Mr. Belt's option for a cash payment at the closing of $100,000. An additional cash payment of $100,000 will be paid by Horizon to Mr. Belt if and when ACT achieves pre-tax earnings of $6 million within the first three years of Horizon ownership. ACT did not meet such target in either the first or second year subsequent to the acquisition.

    On December 31, 1995, Mr. Belt resigned as the Executive Vice President and a Director of the Company. At the time of his resignation, the Board of Directors of the Company authorized the Company to enter into a Severance Agreement with Mr. Belt. Under the terms of the Severance Agreement, the Company agreed to pay Mr. Belt severance pay of $350,000 per year for a two-year period. In addition, the Company agreed to pay Mr. Belt a bonus payment of $180,000 in addition to his prior bonus of $150,000. Consistent with Mr. Belt's prior employment agreement, the Company also agreed to pay Mr. Belt his retirement benefits commencing in calendar 1998. Finally, the Company agreed to provide Mr. Belt with health insurance coverage for himself, his spouse and his children. See "-- Employment and Consulting Agreements."

    During fiscal 1996, CMS was a party to various contracts with Intellex Corporation ("Intellex") pursuant to which Intellex provided maintenance and housekeeping services to 34 of the CMS rehabilitation hospitals. Intellex has represented to the Company that it is wholly-owned by John Ortenzio, who is the son of Rocco A. Ortenzio and brother of Robert A. Ortenzio. Intellex has also represented to the Company that Martin Ortenzio, who is the son of Rocco A. Ortenzio and brother of Robert A. Ortenzio, serves as an officer and a director of Intellex. In fiscal 1996, CMS made payments to Intellex aggregating approximately $4,344,279 under these contracts. The payments covered Intellex' labor costs, maintenance and housekeeping supply costs services fees, overhead and profits.

    LeRoy S. Zimmerman, a former director of the Company, is a partner in the law firm of Eckert, Seamans, Cherin & Mellott, which provides legal services to the Company. The Company now leases approximately 14,000 square feet of office space located in Mechanicsburg, Pennsylvania from Mr. Zimmerman. The annual rental under the lease is approximately $152,000 per year, payable in equal monthly installments.

    Maria Pappas, a director of the Company, along with her husband, Mr. Peter Kamberos, is an investor in a variety of limited partnerships and/or limited liability companies that lease long-term care facilities to the Company. Specifically, Ms. Pappas and her husband are, taken as a whole, 15% limited partners in Alamogordo/Santa Fe Associates, a New Mexico limited partnership, which leases two facilities, located in Alamogordo and Santa Fe, respectively, to the Company. In fiscal 1996, the Company paid rent to this partnership on account of these two facilities of $1,006,000. Ms. Pappas and her husband are, taken as a whole, 28.25% limited partners in Warren Associates Limited Partnership, an Illinois limited partnership, which leases the Ridgecrest Care Center in Warren, Ohio to the Company. In fiscal 1996, the Company paid $416,460 to this partnership on account of this lease. Ms. Pappas and her husband are, taken as a whole, 20% non-managing members of N.M. Espanola Three Plus One Limited Company, a New Mexico limited liability company, which sub-leases the Hacienda de Salud -- Espanola facility in Espanola, New Mexico. In Fiscal 1996, the Company paid this limited liability company approximately $617,800 on account of this lease. Ms. Pappas and her husband are, taken as a whole, 20% non-managing members of N.M. Lordsburg Three Plus One Limited Company, a New Mexico limited liability company, which leases the Sunshine Haven facility in Lordsburg, New Mexico. During fiscal 1996, the Company paid this limited liability company approximately $305,200 on account of this lease. Ms. Pappas and her husband are, taken as a whole, 20% non-managing members of N.M. Bloomfield Three Plus One Limited Company, a New Mexico limited liability company, which sub-leases the Hacienda de Salud -- Bloomfield facility located in Bloomfield, New Mexico to the Company. During fiscal 1996, the Company paid this limited liability company approximately $460,000 on account of this lease. Finally, Ms. Pappas and her husband, taken as a whole, are 20% non-managing members of N.M. Silver City Three Plus One Limited Company, a New Mexico limited liability company, which sub-leases the Horizon Southwest facility located in Silver City, New Mexico to the Company. During fiscal 1996, the Company paid this limited liability company approximately $520,480 on account of this lease.

    Each director and each officer of the Company who is subject to Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), is required by Section 16(a) of the Exchange Act to report to the SEC by a specified date, his transactions in the Company's securities.

    Each of Klemett L. Belt, Neal M. Elliott, Michael A. Jeffries, Charles H. Gonzales, Gerard M. Martin, Frank M. McCord, Raymond N. Noveck, Barry M. Portnoy and Ernest A. Schofield received grants of options to acquire shares of Common Stock in March 1995. Each of such persons was required to report such grants on Form 5, Annual Statement of Changes in Beneficial Ownership, and file such form with the SEC on or before July 17, 1995. Each of such persons filed the required form with the SEC on July 18, 1995.

    Mr. Belt sold 25,000 shares of Common Stock on December 5, 1995 and 6,500 shares of Common Stock on December 11, 1995. These sales were required to be reported on a Form 4, Statement of Changes in Beneficial Ownership (a "Form 4"), filed with the SEC on or before January 10, 1996. The sales were reported by Mr. Belt on a Form 4 filed with the SEC on January 11, 1996.

    Mr. Elliott sold (i) 10,000 shares of Common Stock on January 30, 1996, (ii) 4,400 shares of Common Stock on January 31, 1996 and (iii) 10,000 shares of Common Stock on February 27, 1996. Both of the January sales were required to be reported on a Form 4 filed with the SEC on or before February 10, 1996, and the February sale was required to be reported on a Form 4 filed with the SEC on or before March 10, 1996. All three transactions were reported by Mr. Elliott on one Form 4 filed with the SEC on March 20, 1996.

    Bryan C. Cressey and Russell L. Carson were elected as directors of the Company on July 10, 1995, and, as a result, each of them was required to file a Form 3, Initial Statement of Beneficial Ownership of Securities, with the SEC on or before July 20, 1995. Mr. Cressey filed such form with the SEC on August 3, 1995, and Mr. Carson filed such form with the SEC on August 18, 1995.

                             EXECUTIVE COMPENSATION

    The following table sets forth annual and long-term compensation for services in all capacities to the Company for the fiscal years ended May 31, 1996, 1995 and 1994, respectively, of the Chief Executive and those persons who were, for the fiscal year ended May 31, 1996, the other four most highly compensated executive officers of the Company (the "Named Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                                        LONG-TERM
                                                                                       COMPENSATION
                                                                                          AWARDS
                                                                                      --------------
                                                        ANNUAL COMPENSATION             SECURITIES
                                                ------------------------------------    UNDERLYING      ALL OTHER
NAME &                                                        SALARY                  OPTIONS/(SARS)  COMPENSATION
PRINCIPAL POSITION                                YEAR        ($)(1)      BONUS ($)     (SHS.)(2)        ($)(3)
- ----------------------------------------------  ---------  ------------  -----------  --------------  -------------
Neal M. Elliott...............................       1996   $  654,800   $   600,000       300,000     $   377,448
 Chairman of the Board, President                    1995      487,500       100,000       100,000         163,264
 and Chief Executive Officer                         1994      433,750        50,000       100,000         147,947
Robert A. Ortenzio............................       1996      440,000       172,400       150,000       1,902,295
 (formerly) Executive Vice President                 1995      429,500       --             --               7,876
 of the Company and (formerly) President and         1994      427,778       --             60,000          35,472
  Chief Executive Officer of CMS(4)
Klemett L. Belt, Jr...........................       1996      205,300       330,000        --           1,655,313
 (formerly) Executive Vice President(5)              1995      268,750        60,000        40,000          83,436
                                                     1994      242,500        50,000        30,000         103,834
Michael A. Jeffries...........................       1996      230,300       100,000        40,000          16,357
 Senior Vice President -- Operations                 1995      218,750        50,000        40,000           8,876
                                                     1994      183,750        40,000        25,000           7,484
Charles H. Gonzales...........................       1996      250,900       100,000        40,000          18,251
 Senior Vice President -- Subsidiary                 1995      178,750        40,000        40,000           8,106
 Operations                                          1994      151,250        30,000        25,000           7,525
Ernest A. Schofield...........................       1996      228,000       100,000        40,000          13,883
 Senior Vice President, Treasurer                    1995      140,000        25,000        25,000           5,939
 Chief Financial Officer                             1994      105,500        20,000        15,000           4,830

- ------------------------

(1) Amounts shown include cash compensation earned by the Named Officers, including amounts deferred at the election of any of such officers.

(2) No grants of stock appreciation rights have been made.

(3) For fiscal 1996, all other compensation includes:

    (i) Amounts accrued for retirement benefits for Messrs. Elliott, Ortenzio and Belt, in the amounts of $353,631, $1,683,096 and $1,642,499, respectively, pursuant to the terms of their respective employment agreements (see "Employment and Consulting Agreements" below).

    (ii) Company matching of employee contributions under a deferred compensation arrangement as follows: Mr. Elliott -- $16,077; Mr. Ortenzio -- $195,538; Mr. Belt -- $8,154; Mr. Jeffries -- $7,519; Mr. Gonzales --
       $13,954; and Mr. Schofield -- $13,062.

    (iii) Payments under an officers' medical plan: Mr. Elliott -- $6,102; Mr. Ortenzio -- $0; Mr. Belt -- $4,100; Mr. Jeffries -- $8,271; Mr. Gonzales -- $3,667; Mr. Schofield -- $191.

    (iv) Dollar value of life insurance premiums paid by the Company with respect to term group life insurance for Mr. Elliott -- $1,638; Mr. Ortenzio -- $499; Mr. Belt -- $560; Mr. Jeffries -- $567; Mr. Gonzales -- $630; Mr. Schofield -- $630.

    (v) Dollar value of Company jet usage for Mr. Ortenzio -- $23,162.

   For fiscal 1995, all other compensation includes:

    (i) Amounts accrued for retirement benefits for Messrs. Elliott and Belt, in the amounts of $138,981 and $56,421, respectively, pursuant to the terms of their respective employment agreements (see "Employment and Consulting Agreements" below).

    (ii) Company matching of employee contributions under a deferred compensation arrangement as follows: Mr. Elliott -- $19,500; Mr. Belt -- $10,750; Mr. Jeffries -- $5,469; Mr. Gonzales -- $7,150; and Mr.
       Schofield -- $5,600.

    (iii) Payment under an officers' medical plan: Mr. Elliott -- $2,533; Mr. Belt -- $14,825; Mr. Jeffries -- $2,897; Mr. Gonzales -- $626 and Mr. Schofield -- $35.

    (iv) Dollar value of life insurance premiums paid by the Company with respect to term group life insurance for Mr. Elliott -- $2,250; Mr. Ortenzio -- $576; Mr. Belt -- $1,440; Mr. Jeffries -- $510; Mr. Gonzales -- $330 and Mr. Schofield -- $304.

    (v) Dollar value of Company jet usage for Mr. Ortenzio -- $7,300.

   For fiscal 1994, all other compensation includes:

    (i) Amounts accrued for retirement benefits for Messrs. Elliott and Belt, in the amounts of $118,703 and $48,486, respectively, pursuant to the terms of their respective employment agreements (see "Employment and Consulting Agreements" below).

    (ii) Company match of employee contributions under a deferred compensation arrangement as follows: Mr. Elliott -- $17,750; Mr. Belt -- $9,700; Mr. Jeffries -- $4,594; Mr. Gonzales -- $6,050 and Mr. Schofield -- $3,474.

    (iii) Payments under an officers' medical plan: Mr. Elliott -- $2,615; Mr. Belt -- $42,404; Mr. Jeffries -- $2,380; Mr. Gonzales -- $1,145 and Mr.
       Schofield -- $1,132.

    (iv) Dollar value of life insurance premiums paid by the Company with respect to term group life insurance for Mr. Elliott -- $1,440; Mr. Belt -- $1,440; Mr. Jeffries -- $510; Mr. Gonzales -- $330 and Mr. Schofield -- $224.

    (v) Additional life insurance premiums paid on behalf of Mr. Elliott -- $7,439 and Mr. Belt -- $1,804. These advances will be repaid to the Company by the officer or by the officer's estate upon the earlier of cancellation of the applicable policy or death of the officer, respectively.

    (vi) Company match pursuant to the Company's 401(k) Profit Sharing Plan; Mr. Ortenzio -- $3,472.

    (vii) Premiums paid by the Company on a "split dollar" life insurance policy on the lives of Robert Ortenzio and his wife. The Company has an interest in the death benefits or cash surrender value under the policy equal to the amount of premiums paid; Mr. Ortenzio -- $32,000.

(4) Mr. Ortenzio resigned as a Director and as Executive Vice President of the Company on June 27, 1996, after end of fiscal 1996. Effective August 9, 1996, the Company terminated Mr. Ortenzio's employment agreement and he ceased to be President and Chief Executive Officer of CMS.

(5) Mr. Belt resigned as a Director and as Executive Vice President of the Company on December 31, 1995, prior to the end of fiscal 1996.

OPTION GRANTS

    The following is information with respect to grants of options in fiscal 1996 pursuant to the Company's Employee Stock Option Plan to the Named Officers. No stock appreciation rights were granted under those plans in fiscal 1996.

                                                                                            POTENTIAL REALIZABLE
                                                    INDIVIDUAL GRANTS                         VALUE AT ASSUMED
                                ---------------------------------------------------------      ANNUAL RATE OF
                                   NUMBER OF      % OF TOTAL                                     STOCK PRICE
                                  SECURITIES      OPTION/SARS     EXERCISE                      APPRECIATION
                                  UNDERLYING      GRANTED TO      OR BASE                    FOR OPTION TERM (2)
                                  OPTION/SARS    EMPLOYEES IN      PRICE      EXPIRATION   -----------------------
NAME                            GRANTED (#)(1)    FISCAL 1996     ($/SH.)        DATE          5%          10%
- ------------------------------  ---------------  -------------  ------------  -----------  ----------  -----------
Neal M. Elliott...............       300,000         13.785%     $   21.375    7/13/2005   $4,032,787  $10,219,874
Klemett L. Belt, Jr...........        --              --             --           --           --          --
Robert A. Ortenzio............       150,000          6.893%         21.375    7/13/2005    2,016,394    5,109,937
Michael A. Jeffries...........        40,000          1.893%         21.375    7/13/2005      537,705    1,362,650
Charles H. Gonzales...........        40,000          1.893%         21.375    7/13/2005      537,705    1,362,650
Ernest A. Schofield...........        40,000          1.893%         21.375    7/13/2005      537,705    1,362,650

- ------------------------------

(1) No grants of stock appreciation rights have been made. Options granted to the Named Officers vest in one-third increments annually beginning on the first anniversary of the date of grant.

(2) The dollar amounts under these columns represent the potential realizable value of each grant of options assuming that the market price of the Common Stock appreciates in value from the date of grant to the expiration date at the 5% and 10% annual rates of return prescribed by the SEC. These calculations are not intended to forecast possible future appreciation, if any, of the price of Common Stock.

OPTION EXERCISES AND FISCAL YEAR-END VALUES

    The following table sets forth information concerning each exercise of stock options during fiscal 1996 by the Named Officers and with respect to the unexercised options to purchase Common Stock granted under the Company's Employee Stock Option Plan to the Named Officers and held by them at May 31, 1996.

                                                                    NUMBER OF              VALUE OF UNEXERCISED
                                                              SECURITIES UNDERLYING            IN-THE-MONEY
                                                             UNEXERCISED OPTIONS/SARS          OPTIONS/SARS
                                  SHARES                        AT MAY 31, 1996(#)        AT MAY 31, 1996($)(1)
                               ACQUIRED ON       VALUE      --------------------------  --------------------------
NAME                           EXERCISE (#)  REALIZED ($)   EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
- -----------------------------  ------------  -------------  -----------  -------------  -----------  -------------
Neal M. Elliott..............       --            --           300,001       398,897     $3,680,334   $    16,669
Klemett L. Belt, Jr..........      120,000    $ 2,354,625       --            --            --            --
Robert A. Ortenzio...........      136,571      1,616,813      413,834       298,753        20,334        --
Michael A. Jeffries..........       10,660         22,550       30,001        74,897        20,334          4,107
Charles H. Gonzales..........       --            --            68,203        74,890       270,000          4,107
Ernest A. Schofield..........        7,800        159,625       19,925        61,666        14,642          2,500

- ------------------------------
(1) Dollar values are calculated based on the difference between the option exercise price and the closing price of the Common Stock on the NYSE Composite Tape on May 31, 1996 ($12.25).

DIRECTORS' COMPENSATION

    In July 1995, the Board of Directors voted to increase the compensation paid to non-employee directors of the Company from $10,000, payable quarterly, to $15,000, payable quarterly. On September 27, 1995, the stockholders of the Company approved the adoption of the Horizon/CMS Healthcare Corporation 1995 Non-Employee Directors Stock Option Plan (the "Directors' Plan"). The Directors Plan replaces the Company's prior non-qualified stock option plan. The Directors Plan provides for the annual issuance to each non-employee director of a non-qualified option to purchase 7,000 shares of Common Stock. The Directors Plan is currently administered by a committee of the Board. Options granted under the Directors Plan generally are for a term of ten years and vest in three equal annual installments commencing one year after the date of grant with a purchase price per share equal to the fair market value on the date of grant, valid for a term of ten years and vesting in one-third increments on each of the subsequent three anniversaries of the date of grant. The options are not transferable except by will, laws of descent and distribution or by a qualified domestic relations order. The options are not assignable or transferable. Options are granted with an exercise price equal to the closing trading price of the Common Stock on the New York Stock Exchange on the date of grant or on the next trading day in the event the Common Stock is not traded on the date of grant.

EMPLOYMENT AND CONSULTING AGREEMENTS

    The Company currently has an employment agreement with Mr. Elliott, which automatically renews on January 1 of each year for an additional year, subject to earlier termination by the Company and Mr. Elliott under certain conditions. Mr. Elliott's employment agreement provides for an annual salary of $385,000 subject to annual increases to be determined at the discretion of the Compensation Committee.

    Until December 31, 1995, the Company had an employment agreement with Mr. Klemett L. Belt, Jr., which automatically renewed on the anniversary thereof for an additional year, subject to earlier termination by the Company and Mr. Belt under certain conditions. As set forth above, Mr. Belt and the Company terminated the employment agreement on December 31, 1995 when the Company and Mr. Belt entered into the Severance Agreement. See "-- Certain Transactions And Other Matters."

    In July 1995, the Compensation Committee increased the base salaries of Messrs. Elliott and Belt for fiscal 1996 to $654,800 and $350,000, respectively, and provided them with bonuses in the amounts of $600,000 and $150,000, respectively.

    Mr. Elliott's employment agreement provides for a maximum retirement benefit of 50% of his highest annual base salary during the employment period, reduced by all amounts payable under federal social security or any Company retirement plan. The actual retirement benefit payable is equal to 5% of Mr. Elliott's highest annual salary multiplied by the number of years of service to the Company. His agreement also provides for a death benefit to the surviving spouse or minor children in an amount equal to one-half of the retirement benefit payable at the death of the individual (whether before or after retirement). His employment agreement also provides for disability benefits in an amount equal to 50% of the annual base salary at the time of any disability, reduced by any disability insurance benefits paid.

    Under Mr. Elliott's employment agreement, disability payments are payable until recovery from the disability or until he reaches age 65. His agreement provides that, upon termination of the agreement by the Company without cause, or by Mr. Elliott with cause (which includes a change in control of the Company followed by a material limitation of the individual's duties and powers or demotion or removal from the Board of Directors), Mr. Elliott shall receive severance pay in an amount equal to two years of the individual's annual base salary then in effect. In addition to such severance compensation, all options, warrants, stock bonuses and similar awards held by the individual shall immediately vest. Upon termination by Horizon for cause or termination by the individual without cause, Mr. Elliott receives no severance compensation.

    Robert A. Ortenzio, the President and Chief Operating Officer of CMS, became Executive Vice President of Horizon and a member of its Board of Directors in July of 1995. At that time, he entered into an employment agreement with Horizon containing terms and conditions (including current salary of at least $431,000 per year) substantially similar to those in his previous employment agreement with CMS. This agreement was in lieu of his existing arrangements and agreements with CMS. The agreement provides for a retirement benefit equal to 5% of Robert
A. Ortenzio's highest annual base salary during his employment by Horizon multiplied by his number of years of service, determined as described below. This retirement benefit is subject to a maximum of 50% of Robert A. Ortenzio's highest annual base salary during his employment with Horizon, reduced by all amounts payable under federal social security or any Horizon retirement plan. For purposes of this calculation, Robert A. Ortenzio will be granted full credit for service retroactive to March 1986. The Employment Agreement also provides for a death benefit to his surviving spouse or minor children in an amount equal to one-half of the retirement benefit payable at his death (whether before or after retirement).

In addition, the agreement provides for disability benefits in an amount equal to 50% of the annual base salary at the time of any disability, reduced by any disability insurance benefits paid. Under the agreement, disability payments will be payable until recovery from the disability or until he reaches age 65. The agreement provides that, upon termination of the agreement (i) by Horizon without cause, (ii) by Robert A. Ortenzio after 18 months following the effective time of the merger with CMS or (iii) by Robert A. Ortenzio prior to such date but after a material diminution or limitation of his duties and powers or demotion or removal from the Board of Directors, or in certain other circumstances, Robert A. Ortenzio will receive severance pay generally equal to the aggregate of his cash compensation for the preceeding three years. In addition to such severance compensation, all options, warrants, stock bonuses and similar awards held by Robert A. Ortenzio will immediately vest. Upon termination by Horizon for cause or termination by Robert A. Ortenzio under other circumstances, Robert A. Ortenzio will receive no severance compensation. On June 27, 1996, Mr. Robert A. Ortenzio resigned as a Director and Executive Vice President of the Company. Effective as of August 9, 1996, the Company terminated Robert A. Ortenzio's Employment Agreement and he ceased to be the President and Chief Executive Officer of CMS.

    In connection with the merger with CMS and the termination of Rocco A. Ortenzio's employment arrangements with CMS, Horizon and Mr. Ortenzio entered into a Consulting Agreement. As compensation for the consulting and advisory services to be rendered by Mr. Ortenzio under such agreement, Mr. Ortenzio will receive a consulting fee of $300 per hour, plus out-of-pocket expenses. Horizon has agreed to pay Mr. Ortenzio a retainer of $50,000 per year, payable monthly in advance, and consulting fees earned by Mr. Ortenzio in each calendar year will be credited against the retainer. The agreement is for a term of two years, commencing on July 10, 1995, however, the agreement will be automatically extended for additional one year periods unless notice is given three months prior to the end of the then-current term by either party to the agreement. As consideration for the payment described under "-- Certain Transactions and Other Matters" and for payment of consulting fees under the Consulting Agreement, Mr. Ortenzio has agreed to be bound by certain noncompetition covenants for the term of the Consulting Agreement. Pursuant to the Consulting Agreement, Horizon has also agreed to reimburse Mr. Ortenzio for the cost of medical and dental insurance and has agreed that for so long as Mr. Ortenzio is a director of Horizon, Horizon will cause him to be elected as Vice Chairman of the Board of Directors and as a member of the Executive Committee of the Board. On November 9, 1995, Mr. Ortenzio resigned as a Director of the Company.

      COMPENSATION/STOCK OPTION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    During fiscal year 1996, the Compensation/Stock Option Committee (the "Committee") consisted of four independent, non-employee directors. As members of the Committee, it is our responsibility to administer the Company's executive compensation program, monitor corporate performance and its relationship to compensation of executive officers, and make appropriate recommendations concerning matters of executive compensation.

COMPENSATION POLICIES

    To accomplish the Company's strategic objectives, the Company must be able to attract, retain and motivate employees with the talents, skills and experience needed to achieve strategic and operating goals. The Company expects to pay for performance reflecting the Company's standards for quality at every level of the organization. Our compensation philosophy and the underlying compensation programs are designed to support directly the Company's overall business objectives by:

    - Allowing the Company to recruit, retain and develop highly qualified executive and employee talent;

    - Linking compensation with Company, subsidiary, region, area, facility and individual performance;

    - Maintaining compensation levels that are competitive (compared to similar health care companies);

    - Emphasizing sustained performance by aligning rewards with stockholders' interests, especially through the use of equity participation programs; and

    - Motivating executives and employees to achieve the Company's annual and long term business goals.

    To implement these policies, the Committee developed a four-part executive compensation program consisting of base salary, annual bonus incentives, stock options and other employment benefits.

    Section 162(m) of the Internal Revenue Code of 1986 ("Section 162(m)") establishes certain criteria for the tax deductibility of annual compensation in excess of $1.0 million paid to certain of the Company's executive officers. Generally, Section 162(m) permits the deductibility of "performance based" remuneration, including stock options and bonus payments that are earned upon the satisfaction of preestablished criteria in each case pursuant to a plan which is approved by stockholders regardless of amount. Although the Committee considers the net cost to the Company in making all compensation decisions (including, for this purpose, the potential limitation on deductibility of executive compensation), there is no assurance that compensation realized with respect to any particular award will qualify as "performance based" remuneration.

    Although the Company's stock option and stock incentive plans satisfy the criteria for Section 162(m), the Company's current annual incentive bonus plan does not satisfy the criteria for deductibility of remuneration in excess of $1 million under Section 162(m). The Committee believes, however, that the flexibility to adjust annual bonuses upward, as well as downward, is an important feature of annual incentive plans and one that serves the best interests of the Company by allowing the Committee to recognize and motivate individual executive officers, as well as to change performance objectives, as circumstances warrant. Consequently, the Committee believes the benefits derived from having flexibility under the annual incentive bonus plans outweigh the possible loss of a tax deduction for a portion of such remuneration. Therefore, the Committee does not currently propose to have the annual incentive bonus plans comply with Section 162(m) requirements. Amounts paid under the annual incentive bonus plans to the executive officers will count toward the $1 million deductibility limitation that is provided in Section 162(m). Though this Committee does not currently intend to award compensation that would result in a limitation in the deductibility of a portion of such compensation pursuant to
Section 162(m), the Committee may in the future decide to authorize compensation in excess of the $1 million deductibility limitation of Section 162(m) if it determines that such compensation is in the best interests of the Company. In such event, those portions of the executive's compensation that are not performance based (as defined in Section 162(m)) and that exceed the cap will not be tax deductible by the Company.

BASE SALARY

    The Committee seeks to maintain levels of compensation that are competitive with similar health care companies in the industry. The peer group used by the Committee in comparing compensation is a group of health care companies consisting of the companies named under the heading "Stockholder Return Performance Presentation."

    Base salary represents the fixed component of the executive compensation program. The Company's philosophy regarding base salaries is conservative, maintaining salaries for the aggregate officer group at approximately the competitive industry average. Periodic increases in base salary relate to individual contributions evaluated against established objectives, length of service, and the industry's annual competitive pay practice movement. The Committee determined that the base salary for fiscal year 1996 for the Company's Chief Executive Officer and the other executive officers was generally at the competitive industry average.

ANNUAL INCENTIVE BONUSES

    The Company's executive officers are eligible to receive annual incentive compensation bonuses based on the Company's successful performance and an individual executive's responsibility and contribution to such performance. Traditionally, the measure of such contributions by this Committee has not been tied to specific performance criteria, but instead, has been measured subjectively.

STOCK OPTIONS

    Long term incentive compensation consisting of stock options has been established to:

    - Focus attention on the Company's long-term goals; and

    - Increase ownership and retention of the Company's stock.

The Committee has granted stock options with a vesting schedule of three years. In the Committee's view, this vesting schedule helps to retain management, to focus optionees on the long term goals of the Company, and to focus optionees on actions that are more closely aligned with the interests of stockholders.

DEFERRED COMPENSATION PLAN

    The Company's Deferred Compensation Plan (the "Plan") is an unfunded non-qualified deferred compensation plan that offers a select group of management and/or highly compensated employees an opportunity to defer compensation until the termination of their employment with the Company. Matching contributions to the Plan by the Company, which vest over a period of five years, are provided in accordance with a graded contribution schedule in each year such contribution is made. During fiscal year 1996, the Company contributed $238,000 to the Plan, of which $16,077 was allocated to the account of Mr. Elliott, the Company's Chief Executive Officer. A participant may elect to defer a portion of his or her compensation and have that amount added to his or her Plan account. Participants have two options for investment in their respective Plan accounts. All participant contributions and the earnings thereon, plus the participant's vested portion of the Company's contribution account, are payable upon termination of a participant's employment with the Company, either in a lump sum, a five year payout or a ten year payout.

FISCAL YEAR 1996 COMPENSATION FOR THE CHIEF EXECUTIVE OFFICER.

    In fiscal year 1996, the Committee approved an increase in the annual base salary for Neal Elliott -- a founder of the Company -- from $500,000 to $654,800 consistent with the terms of his employment agreement with the Company. In fiscal year 1996, Mr. Elliott's total cash compensation equaled $1,254,800 which consisted of salary ($654,800) and a bonus ($600,000). Mr. Elliott was also granted options to acquire 300,000 shares of Common Stock. The Company's practice has been to determine the appropriate level of bonuses and stock option grants based upon events occurring in the immediately preceding fiscal year. The Committee based the amount of Mr. Elliott's bonus and his option grant on its acknowledgment of his overall responsibility for implementing the Company's substantial growth and strategic business plans during fiscal year 1995. The Committee also recognized Mr. Elliott's pivotal role in conceiving, negotiating, creating and implementing the Company's post-acute health care delivery system and in successfully expanding the size of the Company through the consummation of its merger with Continental Medical Systems, Inc. on July 10, 1995. It has also been the Company's practice for the Committee to make bonus and stock option grant determinations at or near the beginning of each new fiscal year. Thus, the Committee awarded Mr. Elliott the aforementioned bonus and stock option grant on July 13, 1995.

                                          COMPENSATION/STOCK OPTION
                                          COMMITTEE
                                          FRANK M. MCCORD
                                          RAYMOND N. NOVECK

STOCKHOLDER RETURN PERFORMANCE PRESENTATION

    The performance graph shown below was prepared using data from the Standard and Poor's Compustat Database for use in this Proxy Statement. As required by applicable rules of the SEC, the graph was prepared based upon the following assumptions:

    1. $100 was invested in Common Stock, the S&P 500 Composite Index and the Peer Group (as defined below) on June 1, 1990.

    2. Peer Group investment is weighted based on the market capitalization of each individual company within the Peer Group at the beginning of each year.

    3.  Dividends are reinvested on the ex-dividend dates.

    The companies that comprise the Company's Peer Group are as follows: Beverly Enterprises, Inc., Manor Care, Inc., Genesis Health Ventures, Inc., GranCare, Inc., Health Care Retirement Corporation, The Hillhaven Corporation, Integrated Health Services, Inc. and Living Centers of America, Inc. (collectively, the "Peer Group").

                       HORIZON/CMS HEALTHCARE CORPORATION
                           COMPARATIVE TOTAL RETURNS
                          JUNE 1, 1990 -- MAY 31, 1996

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
    AMONG HORIZON/CMS HEALTHCARE CORPORATION, S&P 500 INDEX AND PEER GROUP** (INFORMATION COMPILED AND PREPARED BY ZACK'S INVESTMENT RESEARCH, INC.)

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

           HORIZON/CMS HEALTHCARE CORPORATION    S&P 500 COMPOSITE INDEX    PEER GROUP
1991                                  $ 100.00                   $ 100.00      $ 100.00
1992                                  $ 171.43                   $ 111.79      $ 180.72
1993                                  $ 228.57                   $ 122.81      $ 168.60
1994                                  $ 514.29                   $ 137.06      $ 254.86
1995                                  $ 947.62                   $ 142.90      $ 315.08
1996                                  $ 695.24                   $ 171.75      $ 344.67

                                              6/01/91    5/31/92    5/31/93    5/31/94    5/31/95    5/31/96
                                             ---------  ---------  ---------  ---------  ---------  ---------
Horizon/CMS Healthcare Corporation.........  $  100.00  $  171.43  $  228.57  $  514.29  $  947.62  $  695.24
S&P 500 Composite Index....................  $  100.00  $  111.79  $  122.81  $  137.06  $  142.90  $  171.75
Peer Group.................................  $  100.00  $  180.72  $  168.60  $  254.86  $  315.08  $  344.67

    Assumes $100 invested on June 1, 1990 (or an intervening date if the Peer Group company was not traded at such date) in Common Stock, the S&P 500 Index and Peer Group.

     * Total Return assumes the reinvestment of dividends.

    ** Fiscal year ended May 31.

              PROPOSAL 3 -- TO APPROVE THE HORIZON/CMS HEALTHCARE
                 CORPORATION 1996 EMPLOYEE STOCK PURCHASE PLAN

    At the Annual Meeting, the stockholders will be asked to approve the Horizon/CMS Healthcare Corporation 1996 Employee Stock Purchase Plan (the "Purchase Plan"), a copy of which is attached hereto as Appendix A. The 1996 Plan was unanimously approved by the Board on August 5, 1996, subject to stockholder approval at the Annual Meeting. The purpose of the Purchase Plan is to furnish eligible employees an incentive to advance the Company's interest by providing a method whereby they may acquire a proprietary interest in the Company on favorable terms. The complete text of the Purchase Plan is attached hereto as Exhibit A. In the event that shareholders do not approve the Purchase Plan, it will be terminated. In connection with the adoption of the Purchase Plan, the Board of Directors terminated the Horizon Healthcare Corporation Employee Stock Purchase Plan, which had been in effect for approximately five years, effective as of June 30, 1996.

GENERAL

    The Purchase Plan authorizes the issuance of up to 250,000 shares of Common Stock (subject to adjustment in the event of stock dividends, stock splits and certain other events) and provides that no options may be granted under the Purchase Plan after June 30, 2006. The Purchase Plan is available to all employees of the Company and its participating subsidiaries who have completed 12 months of employment (six months of employment for options to be granted on or after January 1, 1997). However, an employee may not be granted an option under the Purchase Plan if after the granting of the option such employee would be deemed to own 5% or more of the combined voting power or value of all classes of stock of the Company or a subsidiary corporation. Further, an employee who is both highly compensated (within the meaning of the Internal Revenue Code provisions applicable to employee benefit plans) and an officer or employee of the Company or a participating subsidiary who is subject to Section 16 of the Securities Exchange Act of 1934, as amended, is not eligible to participate in the Purchase Plan prior to January 1, 1997. Accordingly, no options under the Purchase Plan will be granted to the Named Executives prior to January 1, 1997. Each present and future subsidiary corporation of the Company will be a participating subsidiary under the Purchase Plan unless the Compensation
Committee of the Board of Directors, which is charged with the general administration of the Purchase Plan, specifically excludes such subsidiary corporation from plan participation. As of July 1, 1996, approximately 15,000 employees were eligible to participate in the Purchase Plan.

    The first option period ("Option Period") under the Purchase Plan began on July 1, 1996, and will last for three months. The second Option Period under the Purchase Plan will begin on October 1, 1996, and will also last for three months. Beginning on January 1, 1997, a new Option Period under the Purchase Plan will start on January 1 and July 1 of each year. Each such Option Period will last for six months.

    Under the Purchase Plan, an eligible employee must authorize payroll deductions to be made during the entire Option Period, which amounts are used at the end of the Option Period to acquire shares of Common Stock at 85% of the fair market value of the Common Stock on the first or the last day of the Option Period, whichever is lower. Employees have discretion to determine the amount of their payroll deduction under the Purchase Plan, subject to the limits that not more than 5% of compensation or $21,250 may be deducted in any Option Period or calendar year, respectively. On the first day of each Option Period, the Company grants options to purchase shares of Common Stock to each participant. On the last day of the Option Period, the participant is deemed to have exercised the option to the extent of the number of whole shares of Common Stock that may be purchased with the participant's accumulated payroll deductions. A participant's payroll deductions that remain after the purchase of such whole shares of Common Stock are carried forward and used towards the purchase of whole shares in the next Option Period. In no event may any participant acquire more than 10,000 shares of Common Stock under the Purchase Plan in any Option Period (which amount is subject to adjustment in the event of stock dividends, stock splits and certain other events). The Compensation Committee of the Board of Directors makes all determinations necessary or advisable for the administration of the Purchase Plan.

    An employee may withdraw from the Purchase Plan, in whole but not in part, at any time prior to the last day of an Option Period by delivering a withdrawal notice to the Company. In the event of such a withdrawal, the Company will refund the entire amount of the payroll deductions during the Option Period, without interest.

    An employee's rights under the Purchase Plan terminate upon termination of employment for any reason. Upon such termination, the Company will return the employee's payroll deductions, without interest. An employee's purchase rights under the Purchase Plan may not be transferred.

    Option holders are protected against dilution in the event of a stock dividend, stock split, subdivision, combination, recapitalization or similar event. If the Company is not the surviving corporation in any merger or consolidation (or survives only as a subsidiary) or if the Company is dissolved or liquidated, then unless the surviving corporation assumes or substitutes new options for all options then outstanding, the date of exercise for all options then outstanding will be accelerated to a date fixed by the Compensation Committee of the Board of Directors prior to the effective date of such merger, consolidation, dissolution or liquidation.

    The Board of Directors may at any time amend or terminate the Purchase Plan except that no amendment shall be made without the approval of the holders of a majority of the Company's outstanding Common Stock if such amendment would (a) materially increase the benefits accruing to participants under the Purchase Plan, (b) increase the number of shares which may be issued under the Purchase Plan, (c) change the class of individuals eligible to receive options under the Purchase Plan, (d) extend the term of the Purchase Plan, (e) cause options issued under the Purchase Plan to fail to meet the requirements of Section 423 of the Code, or (f) otherwise modify the requirements as to eligibility for participation.

FEDERAL INCOME TAX ASPECTS

    The following discussion summarizes certain United States federal income tax considerations for employees participating in the Purchase Plan and certain tax effects to the Company. However, the summary does not address every situation that may result in taxation. The Purchase Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974, and the provisions of
Section 401(a) of the Internal Revenue Code are not applicable to the Purchase Plan.

    Amounts deducted from an employee's pay under the Purchase Plan are included in the employee's compensation subject to federal income and social security taxes. The Company will withhold taxes on these amounts. An employee will not recognize any additional income at the time he or she elects to participate in the Purchase Plan or purchases Common Stock under the Purchase Plan.

    If an employee disposes of Common Stock purchased pursuant to the Purchase Plan within two years after the first day of the Option Period with respect to which such stock was purchased, the employee will recognize ordinary compensation income at the time of disposition in an amount equal to the excess of the fair market value of the stock on the day the option was exercised over the purchase price the employee paid for the stock. This amount may be subject to withholding taxes, including social security taxes. In addition, the employee generally will recognize a capital gain or loss in an amount equal to the difference between the amount realized upon the sale of the stock and his or her basis in the stock (that is, his or her purchase price plus the amount taxed as compensation income). If the shares have been held for more than one year, such gain or loss will be long-term capital gain or loss.

    If an employee disposes of Common Stock purchased pursuant to the Purchase Plan more than two years after the first day of the Option Period with respect to which such stock was purchased, the employee will recognize as ordinary compensation income at the time of such disposition an amount equal to the lesser of (a) the excess of the fair market value of the stock measured at the time of such disposition over the amount paid for the stock or (b) 15% of the fair market value of the stock measured as of the first day of the Option Period with respect to which the stock was purchased. This amount, however, is not subject to social security taxes or withholding. In addition, the employee generally will recognize a long-term capital gain or loss in an amount equal to the difference between the amount realized upon the disposition of the stock and his or her basis in the stock (that is, his or her purchase price plus the amount, if any, taxed as compensation income).

    Although the amounts deducted from an employee's pay under the Purchase Plan generally are tax-deductible business expenses of the Company, the Company generally will not be allowed any additional deduction by reason of any employee's purchase of Common Stock under the Purchase Plan. However, if an employee disposes of Common Stock purchased pursuant to the Purchase Plan within two years after the first day of the Option Period with respect to which such stock was purchased, the Company should be entitled to a deduction in an amount equal to the compensation income recognized by the employee. If an employee disposes of Common Stock purchased under the Purchase Plan more than two years after the first day of the Option Period with respect to which such stock was purchased, the Company will not receive any deduction for federal income tax purposes with respect to such stock. Except when an employee disposes of Common Stock after the two-year period described above, the Company may be required to withhold taxes upon, and to pay employment taxes with respect to, compensation income recognized by its employees in connection with the Purchase Plan.

VOTE REQUIRED

    The proposal to approve the Purchase Plan requires the affirmative vote of the holders of a majority of the Common Stock present or represented by proxy and entitled to vote at the Annual Meeting. Under Delaware law, an abstention would have the same effect as a vote against this proposal, but a broker non-vote would not be counted for purposes of determining whether a majority had been achieved.

    THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL OF THE PURCHASE PLAN.

              PROPOSAL 4 -- TO RATIFY THE APPOINTMENT OF AUDITORS

    The Board of Directors has selected Arthur Andersen LLP, independent public accountants, who have served as auditors for the Company since their appointment in November 1991, to serve again as the auditors of the Company for the fiscal year ending May 31, 1997. Ratification of this appointment shall be effective upon receiving the affirmative vote of the holders of a majority of the Common Stock present or represented by proxy and entitled to vote at the Annual Meeting. Under Delaware law, an abstention would have the same effect as a vote against this proposal, but a broker non-vote would not be counted for purposes of determining whether a majority had been achieved.

    THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" RATIFICATION OF SUCH APPOINTMENT OF AUDITORS.

    In the event the appointment is not ratified, the Board of Directors will consider the appointment of other independent auditors. A representative of Arthur Andersen LLP is expected to attend the Annual Meeting and will have the opportunity to make a statement, if such representative desires to do so, and will be available to respond to appropriate questions.

                             STOCKHOLDER PROPOSALS

    Any stockholder who wishes to submit a proposal for inclusion in the proxy material and for presentation at the Company's 1997 Annual Meeting of Stockholders must forward such proposal to the Secretary of the Company at the address indicated on the first page of this Proxy Statement, so that the Secretary receives it no later than April 13, 1996.

                                 OTHER MATTERS

    The Board of Directors does not know of any other matters that are to be presented for action at the Annual Meeting. However, if any other matters properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof, it is intended that the enclosed proxy will be voted in accordance with the judgment of the persons named in the proxy.

                                                                      APPENDIX A

                       HORIZON/CMS HEALTHCARE CORPORATION
                       1996 EMPLOYEE STOCK PURCHASE PLAN

    1. PURPOSE. The purpose of the HORIZON/CMS HEALTHCARE CORPORATION 1996 EMPLOYEE STOCK PURCHASE PLAN (the "Plan") is to furnish to eligible employees an incentive to advance the best interests of HORIZON/CMS HEALTHCARE CORPORATION (the "Company") by providing a method whereby they voluntarily may purchase stock of the Company at a favorable price and upon favorable terms.

    2. ADMINISTRATION OF THE PLAN. The Plan shall be administered by a committee (the "Committee") of, and appointed by, the Board of Directors of the Company (the "Board"), and the Committee shall be constituted so as to permit the Plan to comply with Rule 16b-3, as currently in effect or as hereinafter modified or amended ("Rule 16b-3"), promulgated under the Securities Exchange Act of 1934, as amended (the "1934 Act"). Subject to the provisions of the Plan, the Committee shall interpret the Plan and all options granted under the Plan, shall make such rules as it deems necessary for the proper administration of the Plan, shall make all other determinations necessary or advisable for the administration of the Plan and shall correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any option granted under the Plan in the manner and to the extent that the Committee deems desirable to carry the Plan or any option into effect. The Committee shall, in its sole discretion exercised in good faith, make such decisions or determinations and take such actions, and all such decisions, determinations and actions taken or made by the Committee pursuant to this and the other paragraphs of the Plan shall be conclusive on all parties. The Committee shall not be liable for any decision, determination or action taken in good faith in connection with the administration of the Plan.

    Notwithstanding any provision in the Plan to the contrary, no options may be granted under the Plan to any member of the Committee during the term of his membership on the Committee. No person shall be eligible to serve on the Committee unless he is then a "disinterested person" within the meaning of Rule 16b-3.

    3. PARTICIPATING COMPANIES. Each present and future parent or subsidiary corporation of the Company (within the meaning of Sections 424(e) and (f) of the Internal Revenue Code of 1986, as amended (the "Code")) that is eligible by law to participate in the Plan shall be a "Participating Company" during the period that such corporation is such a parent or subsidiary corporation; provided, however, that the Committee may at any time and from time to time, in its sole discretion, terminate a Participating Company's Plan participation. Any Participating Company may, by appropriate action of its Board of Directors, terminate its participation in the Plan. Transfer of employment among the Company and Participating Companies (and among any other parent or subsidiary corporation of the Company) shall not be considered a termination of employment hereunder.

    4. ELIGIBILITY. All employees of the Company and the Participating Companies who have been employed by the Company or any Participating Company for at least 12 months (including any authorized leave of absence meeting the requirements of Treasury Regulation 1.421-7(h)(2)) as of the applicable date of grant (defined below) shall be eligible to participate in the Plan; provided, however, that the 12-month period referred to in the preceeding provisions of this sentence shall be reduced to six months with respect to each date of grant that occurs on or after January 1, 1997; and provided, further, that no option shall be granted to an employee if such employee, immediately after the option is granted, owns stock possessing five percent or more of the total combined voting power or value of all classes of stock of the Company or of its parent or subsidiary corporation (within the meaning of Sections 423(b)(3) and 424(d) of the Code). In addition, no option shall be granted prior to January 1, 1997, to an employee who, as of the applicable date of grant, is both a highly compensated employee (within the meaning of Section 414(q) of the Code) and an officer or employee of the Company or a Participating Company who is subject to
Section 16 of the 1934 Act.

    5. STOCK SUBJECT TO THE PLAN. Subject to the provisions of paragraph 12 (relating to adjustment upon changes in stock), the aggregate number of shares which may be sold pursuant to options granted under the Plan shall not exceed 250,000 shares of the authorized $.001 par value common stock of the Company ("Stock"), which shares may be unissued shares or reacquired shares or shares bought on the market for purposes of the Plan. Should any option granted under the Plan expire or terminate prior to its exercise in full, the shares theretofore subject to such option may again be subject to an option granted under the Plan. Any shares which are not subject to outstanding options upon the termination of the Plan shall cease to be subject to the Plan.

    6.  GRANT OF OPTIONS.

    (a) GENERAL STATEMENT; "DATE OF GRANT"; "OPTION PERIOD"; "DATE OF EXERCISE". Following the effective date of the Plan and continuing while the Plan remains in force, the Company shall offer options under the Plan to all eligible employees to purchase shares of Stock. Except as otherwise determined by the Committee, these options shall be granted on July 1, 1996, October 1, 1996, and, thereafter, on the first day of each January and July (each of which dates is herein referred to as a "date of grant"). The term of each option granted on July 1, 1996, and on October 1, 1996, shall be for three months, and the term of each option granted thereafter shall be for six months (each of such three-month and six-month periods is herein referred to as an "option period"), which shall begin on a date of grant (the last day of each option period is herein referred to as a "date of exercise"). The number of shares subject to each option shall be the quotient of the payroll deductions withheld on behalf of each participant in accordance with subparagraph 6(b) and the payments made by such participant pursuant to subparagraph 6(f) extended for the option period divided by the "option price" (defined below) of the Stock, as defined by subparagraph 7(b), excluding all fractions; provided, however, that the maximum number of shares that may be subject to any option may not exceed 10,000 (subject to adjustment as provided in paragraph 12).

    (b) ELECTION TO PARTICIPATE; PAYROLL DEDUCTION AUTHORIZATION. Except as provided in subparagraph 6(f), an eligible employee may participate in the Plan only by means of payroll deduction. Except as provided in subparagraph 6(g), each eligible employee who elects to participate in the Plan shall deliver to the Company, within the time period prescribed by the Company, a written payroll deduction authorization in a form prepared by the Company whereby he gives notice of his election to participate in the Plan as of the next following date of grant, and whereby he designates an integral percentage or specific amount of his "eligible compensation" (as defined in subparagraph 6(d)) to be deducted from his compensation for each pay period and paid into the Plan for his account. The designated percentage or specific amount may not be expected to result in the payment into the Plan during any payroll period of an amount less than $5. The designated percentage or specific amount may not exceed either of the following: (i) 5% of the amount of eligible compensation from which the deduction is made; or (ii) an amount which will result in noncompliance with the $25,000 limitation stated in subparagraph 6(e).

    (c)   CHANGES IN PAYROLL AUTHORIZATION.   Except as provided in subparagraph
8(a), the payroll deduction authorization referred to in subparagraph 6(b) may not be changed during the option period.

    (d) "ELIGIBLE COMPENSATION" DEFINED. The term "eligible compensation" means the gross (before taxes are withheld) total of all wages, salaries, commissions, and bonuses received during the option period, except that such term shall include elective contributions made on an employee's behalf by the Company or a Participating Company that are not includable in income under
Section 125 or Section 402(e)(3) of the Code. Notwithstanding the foregoing, "eligible compensation" shall not include (i) employer contributions to or payments from any deferred compensation program, whether such program is qualified under Section 401(a) of the Code or nonqualified, (ii) amounts realized from the receipt or exercise of a stock option that is not an incentive stock option within the meaning of Section 422 of the Code, (iii) amounts realized at the time property described in Section 83 of the Code is freely transferable or no longer subject to a substantial risk of forfeiture, (iv) amounts realized as a result of an election described in Section 83(b) of the Code, and (v) any amount realized as a result of a disqualifying disposition within the meaning of Section 421(a) of the Code.

    (e) $25,000 LIMITATION. No employee shall be granted an option under the Plan to the extent the grant of an option under the Plan would permit his rights to purchase Stock under the Plan and under all other employee stock purchase plans of the Company and its parent and subsidiary corporations (as such terms are defined in Section 424(e) and (f) of the Code) to accrue at a rate which exceeds $25,000 of fair market value of Stock (determined at the time the option is granted) for each calendar year in which any such option granted to such employee is outstanding at any time (within the meaning of Section 423(b)(8) of the Code).

    (f) LEAVES OF ABSENCE. During a paid leave of absence approved by the Company and meeting the requirements of Treasury Regulation 1.421-7(h)(2), a participant's elected payroll deductions shall continue. If a participant takes an unpaid leave of absence that is approved by the Company and meets the requirements of Treasury Regulation 1.421-7(h)(2), then such participant may continue participation in the Plan by cash payments to the Company on his normal pay days equal to the reduction in his payroll deductions caused by his leave. If a participant on such leave fails to make such payments, or if a participant takes a leave of absence that is not described in the preceding provisions of this subparagraph 6(f), then he shall be considered to have withdrawn from the Plan pursuant to the provisions of paragraph 8 hereof.

    (g) CONTINUING ELECTION. A participant (i) who has elected to participate in the Plan pursuant to subparagraph 6(b) as of a date of grant and (ii) who takes no action to change or revoke such election as of the next following date of grant and/or as of any subsequent date of grant prior to any such respective date of grant shall be deemed to have made the same election, including the same attendant payroll deduction authorization, for such next following and/or subsequent date(s) of grant as was in effect for the date of grant for which he made such election to participate.

    7.  EXERCISE OF OPTIONS.

    (a) GENERAL STATEMENT. Each eligible employee who is a participant in the Plan automatically and without any act on his part shall be deemed to have exercised his option on each date of exercise to the extent that the cash balance then in his account under the Plan is sufficient to purchase at the "option price" (as defined in subparagraph 7(b)) whole shares of Stock. Any balance remaining in his account after payment of the purchase price of those whole shares shall be carried forward and used towards the purchase of whole shares in the next following option period.

    (b) "OPTION PRICE" DEFINED. The option price per share of Stock to be paid by each optionee on each exercise of his option shall be a sum equal to 85% of the fair market value of the Stock on the date of exercise or on the date of grant, whichever amount is lesser. For all purposes under the Plan, the fair market value of a share of Stock on a particular date shall be equal to the closing sales price of the Stock (i) reported by the NASDAQ-National Market System on that date or (ii) if the Stock is listed on a national stock exchange, reported on the stock exchange composite tape on that date; or, in either case, if no prices are reported on that date, on the last preceding date on which such prices of the Stock are so reported. If the Stock is traded over the counter at the time a determination of its fair market value is required to be made hereunder, its fair market value shall be deemed to be equal to the average between the reported high and low or closing bid and asked prices of Stock on the most recent date on which Stock was publicly traded. In the event Stock is not publicly traded at the time a determination of its value is required to be made hereunder, the determination of its fair market value shall be made by the Committee in such manner as it deems appropriate.

    (c) DELIVERY OF SHARE CERTIFICATES. As soon as practicable after each date of exercise, the Company shall issue one or more certificates representing the total number of whole shares of Stock respecting exercised options in the aggregate of all of the eligible employees hereunder. Any such certificate shall be held by the Company, and, if the Company issues a certificate representing the shares of more than one eligible employee, the Company shall keep accurate records of the beneficial interests of each eligible employee in each such certificate by means of a Company stock account. Each eligible employee shall be provided with such periodic statements as may be directed by the Committee reflecting all activity in any such Company stock account. In the event the Company is required to obtain from any commission or agency authority to issue any such certificate, the Company shall seek to obtain such authority. Inability of the Company to obtain from any such commission or agency authority which counsel for the Company deems necessary for the lawful issuance of any such certificate shall relieve the Company from liability to any participant in the Plan except to return to him the amount of the balance in his account. On or before March 15 and September 15 of each year, an employee may, on the form prescribed by the Committee, request the Company to deliver to such employee as soon as possible after the next following March 31 or September 30, respectively, a certificate issued in his name representing the aggregate whole number of shares of Stock then held by the Company on his behalf under the Plan. Further, upon the termination of an employee's employment with the Company and its parent or subsidiary corporations for any reason whatsoever, the Company shall deliver to such employee a certificate issued in his name representing the aggregate whole number of shares of Stock then held by the Company on his behalf under the Plan. While shares of Stock are held by the Company, such shares may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of by the employee who has purchased such shares; provided, however, that such restriction shall not apply to the transfer of such shares of Stock pursuant to (i) a plan of reorganization of the Company, but the stock, securities or other property received in exchange therefor shall be held by the Company pursuant to the provisions hereof or (ii) a divorce. The Committee may cause the Stock certificates issued in connection with the exercise of options under the Plan to bear such legend or legends, and the Committee may take such other actions, as it deems appropriate in order to reflect the provisions of this subparagraph 7(c) and to assure compliance with applicable securities laws. Neither the Company nor the Committee shall have any liability with respect to a delay in the delivery of a Stock certificate pursuant to this subparagraph 7(c).

    8.  WITHDRAWAL FROM THE PLAN.

    (a) GENERAL STATEMENT. Any participant may withdraw in whole from the Plan at any time prior to the exercise date relating to a particular option period. Partial withdrawals shall not be permitted. A participant who wishes to withdraw from the Plan must timely deliver to the Company a notice of withdrawal in a form prepared by the Company. The Company, promptly following the time when the notice of withdrawal is delivered, shall refund to the participant the amount of the cash balance in his account under the Plan; and thereupon, automatically and without any further act on his part, his payroll deduction authorization and his interest in unexercised options under the Plan shall terminate.

    (b) ELIGIBILITY FOLLOWING WITHDRAWAL. A participant who withdraws from the Plan shall be eligible to participate again in the Plan upon expiration of the option period during which he withdrew (provided that he is otherwise eligible to participate in the Plan at such time).

    9. TERMINATION OF EMPLOYMENT. If the employment of a participant terminates for any reason whatsoever, his participation in the Plan automatically and without any act on his part shall terminate as of the date of the termination of his employment. The Company shall refund to him the amount of the cash balance in his account under the Plan, and thereupon his interest in unexercised options under the Plan shall terminate.

    10. RESTRICTION UPON ASSIGNMENT OF OPTION. An option granted under the Plan shall not be transferable otherwise than by will or the laws of descent and distribution. Each option shall be exercisable, during his lifetime, only by the employee to whom granted. The Company shall not recognize and shall be under no duty to recognize any assignment or purported assignment by an employee of his option or of any rights under his option.

    11. NO RIGHTS OF STOCKHOLDER UNTIL CERTIFICATE ISSUES. With respect to shares of Stock subject to an option, an optionee shall not be deemed to be a stockholder, and he shall not have any of the rights or privileges of a stockholder. An optionee shall have the rights and privileges of a stockholder upon, but not until, a certificate for shares has been issued on his behalf following exercise of his option. With respect to an optionee's Stock held by the Company pursuant to subparagraph 7(c), the Company shall, as soon as practicable, pay the optionee any cash dividends attributable thereto and facilitate the optionee's voting rights attributable thereto.

    12. CHANGES IN STOCK; ADJUSTMENTS. Whenever any change is made in the Stock, by reason of a stock dividend or by reason of subdivision, stock split, reverse stock split, recapitalization, reorganization, combinations, reclassification of shares, or other similar change, appropriate action will be taken by the Committee to adjust accordingly the number of shares subject to the Plan, the maximum number of shares that may be subject to any option, and the number and option price of shares subject to options outstanding under the Plan.

    If the Company shall not be the surviving corporation in any merger or consolidation (or survives only as a subsidiary of another entity), or if the Company is to be dissolved or liquidated, then unless a surviving corporation assumes or substitutes new options (within the meaning of Section 424(a) of the Code) for all options then outstanding, (i) the date of exercise for all options then outstanding shall be accelerated to a date fixed by the Committee prior to the effective date of such merger or consolidation or such dissolution or liquidation and (ii) upon such effective date any unexercised options shall expire.

    13. USE OF FUNDS; NO INTEREST PAID. All funds received or held by the Company under the Plan shall be included in the general funds of the Company free of any trust or other restriction, and may be used for any corporate purpose. No interest shall be paid to any participant or credited to his account under the Plan.

    14. TERM OF THE PLAN. The Plan shall be effective as of July 1, 1996, provided the Plan is approved by the stockholders of the Company within 12 months thereafter. Notwithstanding any provision in the Plan, no option granted under the Plan shall be exercisable prior to such stockholder approval, and, if the stockholders of the Company do not approve the Plan within 12 months after its adoption by the Board, then the Plan shall automatically terminate. Except with respect to options then outstanding, if not sooner terminated under the provisions of paragraph 15, the Plan shall terminate upon and no further options shall be granted after June 30, 2006.

    15. AMENDMENT OR TERMINATION OF THE PLAN. The Board in its discretion may terminate the Plan at any time with respect to any shares for which options have not theretofore been granted. The Board shall have the right to alter or amend the Plan or any part thereof from time to time; provided, that no change in any option theretofore granted may be made which would impair the rights of the optionee without the consent of such optionee; and provided, further, that the Board may not make any alteration or amendment which would materially increase the benefits accruing to participants under the Plan, increase the aggregate number of shares which may be issued pursuant to the provisions of the Plan (other than as a result of the anti-dilution provisions of the Plan), change the class of individuals eligible to receive options under the Plan, extend the term of the Plan, cause options issued under the Plan to fail to meet the requirements of employee stock purchase options as defined in Section 423 of the Code, or otherwise modify the requirements as to eligibility for participation in the Plan without the approval of the stockholders of the Company.

    16. SECURITIES LAWS. The Company shall not be obligated to issue any Stock pursuant to any option granted under the Plan at any time when the shares covered by such option have not been registered under the Securities Act of 1933, as amended, and such other state and federal laws, rules or regulations as the Company or the Committee deems applicable and, in the opinion of legal counsel for the Company, there is no exemption from the registration requirements of such laws, rules or regulations available for the issuance and sale of such shares. Further, all Stock acquired pursuant to the Plan shall be subject to the Company's policy or policies, if any, concerning compliance with securities laws and regulations, as the same may be amended from time to time.

    17. NO RESTRICTION ON CORPORATE ACTION. Nothing contained in the Plan shall be construed to prevent the Company or any subsidiary from taking any corporate action which is deemed by the Company or such subsidiary to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any award made under the Plan. No employee, beneficiary or other person shall have any claim against the Company or any subsidiary as a result of any such action.

- --------------------------------------------------------------------------------
PROXY

                     HORIZON/CMS HEALTHCARE CORPORATION
                    PROXY SOLICITED BY BOARD OF DIRECTORS
                     FOR ANNUAL MEETING OF STOCKHOLDERS

     The undersigned stockholder of Horizon/CMS Healthcare Corporation, a Delaware corporation (the "Company"), hereby appoints Neal M. Elliott and
Ernest A. Schofield, or either one of them, attorneys, agents and proxies of the undersigned, with full power of substitution to each of them, to vote all the shares of Common Stock, par value $0.001 per share, of the Company which are entitled to one vote per share and which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Albuquerque Marriott Hotel, 2102 Louisiana, N.E., Albuquerque, New Mexico 87110, on Tuesday, September 10, 1996, at 1:30 p.m. (Albuquerque time), and at any adjournment(s) or postponement(s) of such meeting, with all powers which the undersigned would possess if personally present:

1. To amend the Company's Restated Certificate of Incorporation to (i) change the vote required to fill newly created directorships and vacancies on the Board of Directors, (ii) change the vote required to appoint and remove officers of the Company, and (iii) change the vote required to designate committees of the Board, remove committee members and fill vacancies on any committee of the Board;

2. To elect three Class 3 Directors to serve until the 1999 Annual Meeting of Stockholders;

3. To approve the Horizon/CMS Healthcare Corporation 1996 Employee Stock Purchase Plan;

4. To ratify the appointment of Arthur Andersen LLP as independent auditors for the Company for the fiscal year ending May 31, 1997; and

5. To transact such other business as may properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof.

     IF NO DIRECTIONS ARE GIVEN, THE INDIVIDUALS DESIGNATED ABOVE WILL VOTE FOR EACH THE ABOVE PROPOSALS AND, AT THEIR DISCRETION, ON ANY OTHER MATTER THAT MAY COME BEFORE THE MEETING.

     The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement of the Company.

         (CONTINUED AND TO BE VOTED, DATED AND SIGNED ON REVERSE SIDE)

- --------------------------------------------------------------------------------
                          -  FOLD AND DETACH HERE  -

- --------------------------------------------------------------------------------

                                                           Please mark   /X/
                                                           your votes as
                                                           indicated in
                                                           this example


THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE FOLLOWING PROPOSALS:

                                                     FOR     AGAINST     ABSTAIN

1.   To amend the Company's Restated                 / /       / /         / /
     Certificate of Incorporation to (i) change the vote required to fill newly created directorships and vacancies on the Board of Directors, (ii) change the vote required to appoint and remove officers of the Company, and
     (iii) change the vote required to designate committees of the Board, remove committee members and fill vacancies on any committee of the Board;

2.   To elect three Class 3 Directors to serve       FOR     WITHHELD
     until the 1999 Annual Meeting of Stockholders.  / /       / /

     (To withhold authority to vote for all nominees
     check the block marked "Withheld." To withhold
     authority to vote for any individual nominee
     write that nominee's name on the space provided
     below.) The nominees are: Charles K. Bradford,
     Ronald N. Riner and Ernest A. Schofield.       ------------------
                                                         WITHHELD

                                                     FOR     AGAINST     ABSTAIN
3.   To approve the Horizon/CMS Healthcare           / /       / /         / /
     Corporation 1996 Employee Stock Purchase Plan.

4.   To ratify the appointment of Arthur             / /       / /         / /
     Andersen LLP as independent auditors for the Company for the fiscal year ending May 31, 1997.


5.   In the discretion of the proxies named
     herein, the proxies are authorized to vote upon such other matters as may properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof.

                   I PLAN TO ATTEND THE MEETING.     / /

          PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. NO POSTAGE IS REQUIRED. (SIGNATURE(S) SHOULD AGREE WITH NAMES ON STOCK CERTIFICATES AS SHOWN HEREIN. ATTORNEYS, EXECUTORS, ADMINISTRATORS, TRUSTEES, GUARDIANS OR CUSTODIANS SHOULD GIVE FULL TITLE AS SUCH.)

          Dated                                   , 1996
                ----------------------------------

          ----------------------------------------------

          ----------------------------------------------
                    SIGNATURE OF STOCKHOLDER(S)

          THIS PROXY IS SOLICITED ON BEHALF
          OF THE BOARD OF DIRECTORS

IF YOU PLAN TO ATTEND THE ANNUAL MEETING OF STOCKHOLDERS, PLEASE MARK THE APPROPRIATE BOX ABOVE.

- --------------------------------------------------------------------------------
                          -  FOLD AND DETACH HERE  -